STERLING NATIONAL BANK

LOAN AND SECURITY AGREEMENT

BY AND BETWEEN

STERLING NATIONAL BANK

AND

ORGANIC PRODUCTS TRADING COMPANY LLC (BORROWER)

&

COFFEE HOLDING CO., INC. (ENTITY GUARANTOR)

DATED: MARCH 10, 2015

Table of Contents

EXHIBITS

ANNEXES

STERLING NATIONAL BANK

LOAN AND SECURITY AGREEMENT

This **LOAN AND SECURITY AGREEMENT** (this "Agreement") is entered into at New York, New York, as of MARCH 10, 2015, by and among **ORGANIC PRODUCTS TRADING COMPANY LLC**, a Delaware limited liability company, with its principal and executive offices located at 3475 Victory Boulevard, Staten Island, New York 10314 (the "Borrower" or "Organic Products"), and **COFFEE HOLDING CO., INC.**, a Nevada corporation, with its principal and executive offices located at 3475 Victory Boulevard, Staten Island, New York 10314 (the "Entity Guarantor" or "Coffee Holding"); and **STERLING NATIONAL BANK**, a national banking association, with an address of 400 Rella Boulevard, Montebello, New York 10901- 4256, and with another office located at 500 Seventh Avenue, New York, New York 10018 (the "Bank").

FOR VALUE RECEIVED, and in consideration of the granting by the Bank of financial accommodations to or for the benefit of the Borrower, including without limitation respecting the Obligations, the Borrower and Entity Guarantor, as the case may be, represents and agrees with the Bank, as of the date hereof and as of the date of each loan, credit and/or other financial accommodation, as follows:

1. THE LOANS

1.1 Loans.

(a) Revolving Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, during the term of this Agreement, the Bank, absent the occurrence of a Default or an Event of Default, may make revolving loans to Borrower (the "Revolving Loans") in an amount not to exceed the lesser of the Borrowing Base and the Maximum Facility Amount, except as such amount may be increased or decreased by Bank, in its sole discretion (the "Revolving Credit Facility"). Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Revolving Loans.

A request for a Revolving Loan shall be made or shall be deemed to be made, each in the following manner: the Borrower shall give the Bank same-day notice, no later than 11:00 A.M. (New York time) on any Business Day, of its request for a Revolving Loan, in which notice the Borrower shall specify the amount of the proposed Revolving Loan and the proposed borrowing date; provided, however, that no such request may be made at a time when there exists a Default or an Event of Default. Each check presented for payment against the Borrower's controlled disbursement account, if any, at Bank and any other charge or request for payment against such controlled disbursement account shall constitute a request for a Revolving Loan. As an accommodation to the Borrower, the Bank may permit telephone requests for Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to the Bank by the Borrower. Unless the Borrower specifically directs the Bank in writing not to accept or act upon telephonic or electronic communications from the Borrower, the Bank shall have no liability to the Borrower for any loss or damage suffered by the Borrower as result of the Bank's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been

sent to the Bank by the Borrower and the Bank shall have no duty to verify the origin of any such communications or the authority of the Person sending it.

The Borrower hereby irrevocably authorizes the Bank to disburse the proceeds of each Revolving Loan requested by the Borrower as follows: the proceeds of each Revolving Loan requested under Section 1(a) shall be disbursed by Bank in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by credit to any account of Borrower at Bank or by wire transfer or Automated Clearing House (ACH) transfer to such bank accounts as may be agreed upon by the Borrower and the Bank from time to time, or elsewhere if pursuant to a written direction from the Borrower.

1.2 Revolving Loan Account. An account of the Borrower shall be opened on the books of Bank in which account (the "Revolving Loan Account") a record will be kept of all Revolving Loans, and all payments thereon and other appropriate debits and credits as provided by this Agreement. No failure of the Bank to make, and no error by the Bank in making, any entry in such books will affect the Borrower's obligation to repay the full principal amount advanced by the Bank to or for the account of the Borrower or the Borrower's obligation to pay interest thereon at the agreed upon rate.

1.3 Interest.

(a) Rate. All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, at the rate(s) set forth in Annex 2.

(b) Payments. Interest accrued shall be payable in arrears (i) if accrued on the principal amount of any Loan, (A) at maturity (whether by acceleration or otherwise) and (B) on the first day of each month commencing on the first such day following the making of such Loan and (ii) if accrued on any other Obligation, on demand from and after the time such Obligation is due and payable (whether by acceleration or otherwise).

(c) Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere in any Loan Document, effective immediately upon (A) the occurrence of any Event of Default under Sections 6.1(k) or 6.1(l) or (B) the delivery of a notice by the Bank to the Borrower during the continuance of any other Event of Default and, in each case, for as long as such Event of Default shall be continuing, the principal balance of all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation) then due and payable shall bear interest at a rate that is 5% per annum in excess of the interest rate otherwise applicable to such Obligations from time to time, payable on demand or, in the absence of demand, on the date that would otherwise be applicable.

(d) Savings Clause. Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Bank would be contrary to the provisions of any law applicable to the Bank limiting the highest rate of interest which may be lawfully contracted for, charged or received by the Bank, and in such event the Borrower shall pay the Bank interest at the highest rate permitted by applicable law ("Maximum Lawful Rate"); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Bank is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

1.4 Maturity Date. The Borrower hereby unconditionally promises to pay to the Bank the then unpaid principal amount of all loans and advances made respecting the Revolving Loans, together with all accrued interest thereon and all other amounts due and payable hereunder in connection with the Revolving Loans, on the Maturity Date or such earlier date following acceleration thereof or the termination of this Agreement. In addition, the Bank's agreement to advance funds respecting the Revolving Loans shall expire on the Maturity Date and there shall be no further advances respecting the Revolving Loans unless the Bank agrees, in writing, in its sole discretion, to extend the Maturity Date.

1.5 Overadvances. If at any time the outstanding principal amount of the Revolving Loans exceeds the lesser of (i) the Borrowing Base and (ii) the Maximum Facility Amount (such excess being hereinafter referred to as an "Overadvance"), either without Bank's consent, as the result of Eligible Accounts becoming ineligible (an "Unintentional Overadvance") or with Bank's consent, as the result of Bank's making additional advances in its discretion that result in an Overadvance (a "Permitted Overadvance"), Borrower shall (i) in the case of an Unintentional Overadvance, on demand made by Bank, forthwith pay to Bank such amount as will eliminate the Overadvance; and (ii) in the case of a Permitted Overadvance, pay to the Bank, on the date specified by the Bank, such amount as will eliminate the Overadvance. At the end of any month in which any Overadvance has occurred, Borrower shall be charged an Overadvance Fee in the amount set forth in Annex 2. All Overadvances shall be secured by the Collateral. All checks or other items paid by the Bank which cause an overdraft in any deposit account maintained by the Borrower with the Bank shall, at the option of the Bank, constitute a Revolving Loan (or Overadvance, as the case may be) to the Borrower pursuant to this Agreement and shall be secured by all Collateral.

1.6 Monthly Statement and Automatic Charges . At the option of the Bank, after the end of each month, the Bank may, but shall not be obligated to, render to the Borrower a statement of the Credit Extensions showing the loan balance and all applicable credits and debits. Each statement shall be conclusive, binding and final for all purposes, absent manifest error and deemed to have been accepted by the Borrower and shall be binding upon the Borrower in respect of the loan balance and all charges, debits and credits of whatsoever nature contained therein respecting the Credit Extensions, unless the Borrower notifies the Bank in writing of any discrepancy within twenty (20) days from the mailing by the Bank to the Borrower of any such monthly statement. At the option of the Bank, all payments in respect of any Obligation will automatically be debited from any of the Borrower's accounts, as elected by the Bank.

1.7 Fees. The Borrower shall pay to the Bank all of the fees set forth on Annex 2 hereto.

1.8 Computations of Interest and Fees. All computations of interest and of fees (other than flat fees) shall be made by the Bank on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination of an interest rate or the amount of a fee hereunder shall be made by the Bank and shall be conclusive, binding and final for all purposes, absent manifest error. All fees shall be (a) deemed to be an Obligation, (b) fully earned on the earlier of (i) the date specified such fee is earned or (ii) the date such fee is payable and (c) nonrefundable and shall not be subject to reduction, rebate or proration whatsoever. For purposes of calculating interest hereunder, all repayment items shall be credited to the Borrower's account three Business Days after receipt thereof by the Bank, subject to reversal for any reason in the Bank's sole reasonable discretion including, but not limited to, dishonor or bankruptcy.

1.9 Increased Costs; Capital Requirements.

(a) Increased Costs. If at any time the Bank determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any law, statute, rule, regulation or other similar Requirements of Law of any Governmental Authority shall have the effect of (i) increasing the cost to the Bank of making, funding or maintaining any Credit Extension or to agree to do so or of participating, or agreeing to participate, in extensions of credit, or (ii) imposing any other cost to the Bank with respect to compliance with its obligations under any Loan Document, then, upon demand by the Bank, the Borrower shall pay to the Bank amounts sufficient to compensate the Bank for such increased cost.

(b) Increased Capital Requirements. If at any time the Bank determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law from any Governmental Authority regarding capital adequacy, reserves, special deposits, compulsory loans, insurance charges against property of, deposits with or for the account of, Obligations owing to, or other credit extended or participated in by, the Bank or any similar requirement shall have the effect of reducing the rate of return on the capital of the Bank's (or any Person controlling the Bank) as a consequence of its obligations under or with respect to any Loan Document to a level below that which, taking into account the capital adequacy policies of the Bank or Person, the Bank or Person could have achieved but for such adoption or change, then, upon demand from time to time by the Bank, the Borrower shall pay to the Bank amounts sufficient to compensate the Bank for such reduction.

(c) Compensation Certificate. Each demand for compensation under this Section 1.9 shall be accompanied by a certificate of the Bank claiming such compensation, setting forth in reasonable detail the computation of the amounts to be paid hereunder, which certificate shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

1.10 Taxes.

(a) Payments Free and Clear of Taxes. Except as otherwise provided in this Section 1.10, each payment by Borrower under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, the "Taxes") other than for taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on the Bank as a result of a present or former connection between the Bank and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from the Bank having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document).

(b) Gross-Up. If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to the Bank (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 1.10), the Bank receives the amount it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law.

(c) Other Taxes. In addition, Borrower agrees to pay, and authorizes the Bank to pay in its name to the extent such party fails to do so, on or prior to the date when due, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, "Other Taxes"). Within thirty (30) days after the date of any payment of Taxes or Other Taxes by the Borrower, the Borrower shall furnish to the Bank, the original or a certified copy of a receipt evidencing payment thereof.

(d) Indemnification. The Borrower shall reimburse and indemnify, within thirty (30) days after receipt of demand therefor the Bank for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 1.10) paid by the Bank and any liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A certificate of the Bank claiming any compensation under this clause (d), setting forth in reasonable detail the computation of the amounts to be paid thereunder and delivered to the Borrower shall be conclusive, binding and final for all purposes,

absent manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

1.11 Initial Conditions to Credit Extensions. The Bank's obligation to make the first Credit Extension hereunder shall be subject to the fulfillment by Borrower on or before the Closing Date of all conditions required by the Bank in its sole discretion, including those set forth in Section 3 of Annex 3.

1.12 Subsequent Conditions to Credit Extensions. The Bank's obligation to make Credit Extensions after the Closing Date shall be subject to the fulfillment by the Borrower on or before the date thereof of the following conditions precedent:

(a) Representations and Warranties True, Complete and Correct. Each representation and warranty of Borrower contained herein and in any agreement or instrument furnished to the Bank shall be true, complete and correct in all material respects as of the date of said Credit Extension (except for representations which by their terms relate to a different date, in which case said representations and warranties shall continue to have been true, complete and correct in all material respects as of said date); and

(b) No Material Adverse Change. There shall have been no Material Adverse Effect since the Closing Date; and

(c) No Default. There shall have occurred no Event of Default or any condition or event which would upon notice or lapse of time, or both, constitute an Event of Default; and

(d) Additional Conditions. The conditions set forth in Section 3 of Annex 2 shall have been satisfied.

2. GRANT OF SECURITY INTEREST AND COLLATERAL MATTERS

2.1 Grant of Security Interest. In consideration of the Bank's extending credit and other financial accommodations to or for the benefit of the Borrower, whether under this Agreement or otherwise and whether evidenced by notes or not, and to secure all Obligations, Borrower hereby grants to the Bank a first priority security interest in, a lien on and pledge and assignment of the Collateral owned by Borrower. The security interest granted by this Agreement is given to and shall be held by the Bank as security for the payment and performance of all Obligations, including, without limitation, all amounts outstanding pursuant to the Loan Documents.

2.2 Borrowing Base. The Bank shall have the right from time to time, in its sole discretion, to amend, substitute or modify the percentages set forth in the definition of Borrowing Base and the definition of Eligible Accounts and the form of Borrowing Base Certificate.

2.3 Allowances. Unless an Event of Default shall have occurred, Borrower may grant such allowances or other adjustments to Account Debtors (exclusive of extending the time for payment of any item which shall not be done without first obtaining the Bank's written consent in each instance) as Borrower may reasonably deem to accord with sound business practice, including, without limiting the generality of the foregoing, accepting the return of all or any part of goods sold (subject to the provisions set forth in this Agreement with reference to returned goods).

2.4 Records. Borrower shall hold its books and records relating to the Collateral segregated from all Borrower's other books and records in a manner satisfactory to the Bank; and shall deliver to the Bank from time to time promptly at its request all invoices, original documents of title, contracts, chattel paper, instruments and any other writings relating thereto, and other evidence of performance of contracts, or evidence of shipment or delivery of the merchandise or of the rendering of services; and Borrower will deliver to the Bank promptly at the Bank's request from time to time additional copies of any or all of such papers or writings, and such other information with respect to any of the Collateral and such schedules of inventory, schedules of accounts and such other writings as the Bank may in its sole discretion deem to

be necessary or effectual to evidence any loan hereunder or the Bank's security interest in the Collateral.

2.5 Legends. Borrower shall promptly make, stamp or record such entries or legends on Borrower's books and records or on any of the Collateral (including, without limitation, chattel paper) as Bank shall request from time to time, to indicate and disclose that Bank has a security interest in such Collateral.

2.6 Inspection. The Bank, or its representatives, at such times as are set forth in Annex 2, shall have the right at the sole cost and expense of Borrower, and Borrower will permit the Bank and/or its representatives: (a) to examine, check, make copies of or extracts from any of Borrower's books, records and files (including, without limitation, orders and original correspondence); (b) to perform field exams or otherwise inspect and examine the Collateral and to check, test or appraise the same as to age, quality, quantity, value and condition; and (c) to verify the Collateral or any portion or portions thereof or Borrower's compliance with the provisions of this Agreement. The costs of such field exams and inspections shall consist of a per-person auditor charge as are set forth in Annex 2 or the actual costs if such auditor is retained by the Bank. Borrower hereby irrevocably authorizes and directs all accountants and auditors employed or engaged by Borrower at any time during the term of this Agreement and all data processing centers or other persons having information relevant to Borrower's financial condition to deliver copies of all materials in their possession to the Bank upon the Bank's request therefor.

2.7 Purchase Money Security Interests. To the extent Borrower uses proceeds of any loans to purchase Collateral, the repayment of such loans shall be on a "first-in-first-out" basis so that the portion of the loan used to purchase a particular item of Collateral shall be repaid in the order in which Borrower purchased such item of Collateral.

2.8 Search Reports and Credit Reports. Bank shall receive, prior to the date of this Agreement and from time to time thereafter as Bank may determine in its reasonable discretion, UCC search results under all names used by Borrower during the prior five (5) years, from each jurisdiction where any Collateral is located, from the State, if any, where Borrower is organized and registered, the State where Borrower's chief executive office is located and all other locations deemed necessary by the Bank. The search results shall confirm that the Lien on the Collateral granted Bank hereunder is prior to all other Liens in favor of any other Person. The Bank is authorized to make all inquiries the Bank deems necessary to verify the accuracy of the information in respect of Borrower contained in the Loan Documents and to determine the credit worthiness of Borrower. Borrower authorizes any Person or credit reporting agency to give to the Bank any information it may have on Borrower. Borrower authorizes the Bank to answer questions about Borrower's credit experience with the Bank.

2.9 Further Assurances. Borrower will, at the request of the Bank, from time to time, at its own cost and expense, execute and deliver to Bank such documents, and take or cause to be taken, all such other or further action, as Bank may request in order to effect and confirm or vest in Bank all rights contemplated by this Agreement and the other Loan Documents (including, without limitation, to correct clerical errors) or to vest more fully in or assure to the Bank the security interest in the Collateral granted to the Bank by this Agreement or to comply with applicable statute or law and to facilitate the collection of the Collateral (including, without limitation, the execution of stock transfer orders and stock powers, endorsement of promissory notes and instruments and notifications to obligors on the Collateral). To the extent permitted by applicable law, Borrower and Entity Guarantor authorizes the Bank to file financing statements, continuation statements or amendments, and any such financing statements, continuation statements or amendments may be filed at any time in any jurisdiction. Bank may at any time and from time to time file financing statements, continuation statements and amendments thereto which contain any information required by the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including the description of the Collateral as "all assets" or "all property", whether Borrower or Entity Guarantor is an organization, the type of organization and any organization identification number issued to same. Borrower and Entity Guarantor agrees to furnish any such information to Bank promptly upon request. In addition, Borrower and Entity Guarantor shall at any time and from time to time take such steps as Bank may reasonably request for Bank (i) to obtain an acknowledgement, in form and substance satisfactory to Bank, of any bailee having possession of any of the Collateral that the bailee holds such Collateral for Bank, (ii) to obtain control of any Collateral

comprised of deposit accounts, electronic chattel paper, letter of credit rights or investment property, with any agreements establishing control to be in form and substance satisfactory to Bank, (iii) to obtain a mortgage or deed of trust on any real property owned by Borrower or Entity Guarantor and to obtain all necessary surveys, title insurance and other requirements in connection with such mortgage or deed of trust, and (iv) otherwise to insure the continued perfection and priority of Bank's security interest in any of the Collateral and the preservation of its rights therein. Borrower and Entity Guarantor hereby constitutes Bank its attorney-in-fact to execute, if necessary, and file all filings required or so requested for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until this Agreement terminates in accordance with its terms, all Obligations are irrevocably paid in full and the Collateral is released.

2.10 Subordination. It is acknowledged that the sum, if any, set forth on Annex 3 (such Indebtedness referred to as "Subordinated Debt") is currently due from Borrower to those creditors set forth on Annex 3 (each a "Subordinator"). Borrower agrees to procure from each Subordinator an agreement of subordination (the "Subordination Agreement") satisfactory to the Bank pursuant to which each Subordinator acknowledges and agrees that any Subordinated Debt owed to such Subordinator is subordinate, inferior and subject to the satisfaction of all Obligations due the Bank, and that the failure of such Subordinator to execute and deliver such Subordination Agreement to the Bank shall constitute an Event of Default hereunder.

2.11 Entity Guarantor Security Interest. In consideration of the Bank's extending credit and other financial accommodations to or for the benefit of the Borrower, whether under this Agreement or otherwise and whether evidenced by notes or not, to secure all Obligations, and to secure the Guaranty given by the Entity Guarantor to the Bank, Entity Guarantor hereby grants to the Bank a first priority security interest in, a lien on and pledge and assignment of the Collateral owned by Entity Guarantor. Entity Guarantor agrees to execute and deliver to the Bank such additional documentation, including a security agreement, as the Bank shall request to create and perfect the security interest given to the Bank by Entity Guarantor hereunder. Entity Guarantor hereby authorizes the Bank to file such UCC financing statements as the Bank deems appropriate to perfect the Bank's security interest in all assets of Entity Guarantor.

3. REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to enter into this Agreement and to extend the credit herein provided for, Borrower and Entity Guarantor, as the case may be, represents and warrants to the Bank that:

3.1 Organization and Qualification. Each of Borrower and Entity Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and to carry on its business as now conducted currently proposed to be conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. The name of each such entity is as set forth on the signature page hereto and none shall change such name, conduct its business in any other name or take title to the Collateral in any other name while this Agreement remains in effect. Neither Borrower nor Entity Guarantor has ever had any name, or conducted business under any name in any jurisdiction, other than its name set forth on the signature page hereto, during the past five years except as set forth on Annex 3.

3.2 Authorization; Enforceability. The Transactions are within the corporate, limited liability company, partnership or other analogous powers of Borrower and Entity Guarantor to the extent it is a party thereto and have been duly authorized by all necessary corporate, limited liability company, partnership or other analogous equityholder action, if required. Each Loan Document has been duly executed and delivered by Borrower and Entity Guarantor to the extent it is a party thereto and constitutes a legal, valid and binding obligation thereof, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally.

3.3 Subsidiaries. All of the Stock of the Borrower is owned beneficially and of record as set forth on Annex 3. As of the Effective Date, Borrower has no Subsidiaries except as set forth on Annex 3.

3.4 Title to Properties; Absence of Liens and Claims. Except as set forth on Annex 3,

(a) Borrower and Entity Guarantor each has good title to, or valid leasehold interests in, all real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or contemplated to be conducted or to utilize such properties for their intended purposes.

(b) Borrower and Entity Guarantor each owns, or is entitled to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by such Person does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Neither Borrower nor Entity Guarantor owns any real property.

(d) No Collateral is in the possession of any Person asserting any claim thereto or security interest therein other than the Bank or its designee.

3.5 Places of Business. Borrower's chief executive office is accurately set forth in the preamble to this Agreement. Annex 3 hereto lists the name of each location existing on the date hereof where (i) each Borrower's books and records (including computer printouts and programs) are maintained and (ii) any tangible Collateral is stored or located.

3.6 Validity and Perfection of Security Interest. This Agreement is effective to create in favor of the Bank a legal, valid and enforceable security interest in the Collateral and when (i) financing statements in appropriate form, properly describing the collateral and identifying the appropriate party as debtor and identifying the Bank as the secured party are filed in the office of the secretary of state of the jurisdiction of organization of each applicable party or such other office specified by the Code as necessary for perfection, (ii) the Bank obtains control of Collateral consisting of investment property and possession of Collateral consisting of instruments and (iii) appropriate documents with respect to Patents, Trademarks and Copyrights, if any, are filed in the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, the security interest granted to the Bank shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of Borrower or Entity Guarantor in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

3.7 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) the filing of financing statements and other documents contemplated by Section 3.6 (and appropriate amendments and continuations of financing statements that may be required under the Code to maintain the perfection and priority of the Liens of the Bank on the Collateral) and (ii) such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the Organizational Documents of Borrower or Entity Guarantor or any order of any Governmental Authority applicable to any of them, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower or Entity Guarantor or its assets, or give rise to a right thereunder to require any payment to be made by Borrower or Entity Guarantor, and (d) will not result in the creation or imposition of any Lien on any asset of Borrower (other than Liens in favor of the Bank).

3.8 Permits. Borrower and Entity Guarantor each has the right to use, and is in compliance with, all Permits and other rights that are material to the conduct of its business and knows of no conflict with the valid rights of others which could reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, no event has occurred which permits or, after notice, lapse of time (or both)

or any other condition, could reasonably be expected to permit, the revocation or termination of any such franchise, license or other right which revocation or termination could reasonably be expected to have a Material Adverse Effect.

3.9 Litigation and Environmental Matters. Except as set forth on Annex 3:

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting Borrower or Entity Guarantor (i) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

(b) Neither Borrower nor Entity Guarantor (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Permit or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Since the date of this Agreement, there has been no change in the status of the matters disclosed on Annex 3 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

3.10 Investment Company Status. Neither Borrower nor Entity Guarantor is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

3.11 Compliance with Law and Agreements. Borrower and Entity Guarantor is in compliance with all material laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property. No default under any such indenture, agreement or other instrument has occurred and is continuing or would result from the incurrence of the obligations of such parties under the Loan Documents or from the grant or perfection of the Liens granted to the Bank under this Agreement.

3.12 Financial Statements. The Borrower has heretofore furnished to the Bank financial statements. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and any other entities reflected therein as of such dates and for the indicated periods in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes in the case of quarterly statements) and are consistent with the books and records of the Borrower (which books and records are correct and complete). Since the fiscal year end of the most recent financial statements furnished to the Bank, the Borrower has conducted its business only in the ordinary course and there has been no Material Adverse Change.

3.13 Accounts and Contract Rights. With respect to each Account Receivable: (i) no transaction giving rise to such Account Receivable violated or will violate any applicable federal, state or local law, rule or ordinance, (ii) no Account Receivable is subject to terms prohibiting the assignment thereof or requiring notice or consent to such assignment, except for notices and consents that have been given or obtained, as the case may be, and (iii) each such Account Receivable represents a *bona fide* transaction which requires no further act on Borrower's part to make such Account Receivable payable by the account debtor with respect thereto, and, to the Borrower's knowledge, such Account Receivable is not subject to any offsets or deductions other than credits and discounts to customers in the ordinary course of business and does not represent any consignment sales, guaranteed sale, conditional sale, installment sale, sale-or-return or other similar understanding or any obligation of any Affiliate of Borrower. No contract right, Account Receivable, general intangible or chattel paper is or will be represented by an instrument, and no contract right, account or general intangible is, or will be represented by any conditional or installment sales obligation or other chattel paper.

3.14 Title to Collateral. Borrower and Entity Guarantor each has good and valid rights in and title to the Collateral in which it purports to grant a security interest hereunder and has full power and authority to grant to the Bank a Lien on such Collateral pursuant hereto and to execute, deliver and perform its obligations with respect to the Collateral in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval which has been obtained. The Collateral owned or held by or on behalf of Borrower or Entity Guarantor is so owned or held by it free and clear of any Lien, except for Permitted Liens. The Lien of the Bank on the Collateral is and shall be prior to any other Lien on any of the Collateral, other than Permitted Liens which by operation of law have priority over such Lien.

3.15 Location of Collateral. Except as set forth on Annex 3, no Collateral is in the possession of, or under the control of, any Person other than Borrower or Entity Guarantor or the Bank. Except for Inventory sold or in transit for sale in the ordinary course of business, Borrower and Entity Guarantor each will keep all inventory and equipment only at locations in the continental United States specified in this Agreement or specified to the Bank in writing.

3.16 Loan Party Taxes. Borrower and Entity Guarantor each has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid by the relevant due date all Taxes required to have been paid by it.

3.17 Federal Reserve Regulations. Neither Borrower nor Entity Guarantor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. None of the Collateral is used or was acquired primarily for personal, family or household purposes

3.18 Labor Matters. As of the date hereof, there are no strikes, lockouts or slowdowns against Borrower or Entity Guarantor pending or, to its knowledge, threatened. The hours worked by and payments made to employees of the Borrower and Entity Guarantor have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All material payments due from Borrower or Entity Guarantor, or for which any claim may be made against any such party, on account of wages and employee health and welfare insurance and other benefits, have been paid or, to the extent required by GAAP, accrued as a liability on the books of such party. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Borrower or Entity Guarantor is a party or by which it is bound.

3.19 Insurance. Annex 3 sets forth a description of all insurance maintained by or on behalf of the Borrower as of the date hereof. As of the date hereof, all premiums in respect of such insurance that are due and payable have been paid.

3.20 Solvency. After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to the making of each Loan, Borrower is Solvent. No transfer of property has been or will be made by Borrower and no obligation has been or will be incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

3.21 Disclosure. The Borrower has disclosed to the Bank all agreements, instruments and corporate or other restrictions to which Borrower or Entity Guarantor is subject, and all other matters known to it, that, individually, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information furnished by or on behalf of Borrower or Entity Guarantor to the Bank in connection with the negotiation of the Loan Documents or delivered thereunder (as modified or supplemented by other written information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, *provided that*, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and there can be no assurance that actual

results will comport with such projections.

3.22 ERISA. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Tax Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Tax Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Tax Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Tax Code has been made with respect to any Plan. No Lien imposed under the Tax Code or ERISA exists or is likely to arise on account of any Plan. There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA and other than periodic contribution requirements); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, which in each case could reasonably be expected to have a Material Adverse Effect.

3.23 Cross-Collateralization and Cross-Default. All Collateral heretofore, herein or hereafter given or granted to the Bank shall secure payment and performance of all of the Obligations, including any Collateral given or granted to the Bank by Borrower or Entity Guarantor. All Revolving Loans, loans, advances and all other Obligations shall be and are hereby declared to be cross-collateralized, cross-defaulted and cross-guaranteed. All property of Borrower and/or Entity Guarantor of any kind or nature in which Bank has been, is hereunder, or shall hereafter be granted a security interest or a Lien of any kind shall constitute Collateral for all Obligations. Any event of default in connection with any loan, advance or extension of credit made at any time by Bank to Borrower or Entity Guarantor under any documents executed in connection therewith shall automatically and without further acts on the part of the Bank constitute an event of default under all loans, advances and extensions of credit made at any time by Bank to Borrower. In such event, Bank shall have available to it all rights and remedies including, but not limited to, acceleration of any or all loans, advances and extensions of credit made at any time by Bank to Borrower. It shall not be necessary for cross-collateralization, cross-default, cross-acceleration or cross-guarantee language to be inserted into any other previously existing or hereafter created instrument, document or agreement for this section to be fully enforceable by Bank against Borrower and Entity Guarantor and all of its property of any kind or nature, including such property as is specifically described in this Agreement, any of the other Loan Documents, or any other documents executed by Borrower and/or Entity Guarantor in favor of Bank.

3.24 Annex 3 Representations. Borrower warrants and represents that the information set forth on Annex 3 annexed hereto and made a part hereof is true and accurate as of the date hereof.

4. AFFIRMATIVE COVENANTS

Until the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full, Borrower and Entity Guarantor, as the case may be, agrees to comply with the covenants set forth in this Article 4.

4.1 Payments and Performance. Borrower will duly and punctually pay all payment Obligations and will duly and punctually perform all other Obligations on its part to be performed under this Agreement.

4.2 Books and Records; Inspection. Borrower will, and will cause each of the Subsidiaries to, at all times keep proper books of account in which full, true and correct entries will be made of its transactions in accordance with generally accepted accounting principles, consistently applied and which are, in the opinion of a Certified Public Accountant acceptable to Bank, adequate to determine fairly the financial condition and the results of operations of Borrower. Borrower will, and will cause each of the Subsidiaries to, at all reasonable times make its books and records available in its offices for inspection, examination and duplication by the Bank and the Bank's representatives and will permit the Bank and the Bank's representatives to (i) inspect the Collateral and all of its properties, (ii) discuss its affairs, finances and condition with its officers and independent accountants and (iii) perform any field examination, Collateral analysis or other business analysis or audit relating to Borrower or any Subsidiary at such reasonable times and as often as reasonably requested (and in any event not less frequently than specified on Annex 2); *provided that*, if no Event of Default exists, the Borrower shall be responsible only for reasonable fees and expenses in connection with any such examination, Collateral analysis or other business analysis or audit as specified in Annex 2. Borrower will from time to time furnish the Bank with such information and statements as the Bank may request in its sole discretion with respect to the Obligations or the Bank's security interest in the Collateral. Borrower shall, during the term of this Agreement, keep the Bank currently and accurately informed in writing of each location where Borrower's records relating to its accounts and contract rights are kept and each of its places of business, and shall not remove such records to another location, change the location of its chief executive office or open or close, move or change any existing or new place of business without the prior written consent of the Bank.

4.3 Financial Statements and Reporting. Borrower will furnish to Bank the financial statements and reports set forth on Annex 2 hereto.

4.4 Maintenance of Existence; Conduct of Business. Borrower and Entity Guarantor will, and will cause each of the Subsidiaries to, maintain its existence in good standing and shall do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence and all rights, Permits, privileges and franchises material to the conduct of its business.

4.5 Compliance with Law. Borrower and Entity Guarantor will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property.

4.6 Notice to Account Debtors. Borrower (i) agrees, at the request of the Bank, to notify in such manner as the Bank requests any or all of the Account Debtors in writing of the Bank's security interest in the Collateral and (ii) hereby authorizes the Bank to notify any or all of the Account Debtors of the Bank's security interest in the Collateral, such notification to be given at the expense of Borrower.

4.7 Solvency. Borrower will remain Solvent during the term of this Agreement.

4.8 Operating and Deposit Accounts. Borrower shall maintain with the Bank the accounts set forth on Annex 2.

4.9 Payment of Loan Party Taxes, Accounts Payable and Other Obligations. Borrower and Entity Guarantor will, and will cause each of the Subsidiaries to, pay, before the same shall become delinquent or in default, its obligations, including Taxes, except and only to the extent that (a) the validity or amount

thereof is being contested in good faith by appropriate proceedings diligently conducted, (b) Borrower, Entity Guarantor or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. The Bank may, at its option, from time to time, discharge any taxes, liens or encumbrances of any of the Collateral, and the Borrower will pay to the Bank on demand or the Bank in its sole discretion may charge to the Borrower all amounts so paid or incurred by it.

4.10 Maintenance of Collateral. Borrower will keep the Collateral and all of its other tangible Property in good repair, working order and condition (ordinary wear and tear excepted). Borrower will immediately notify the Bank of any loss or damage to, or any occurrence which could reasonably be expected to materially adversely affect the value of, any Collateral. The Bank may, at its option, from time to time, take any action that the Bank may deem proper to repair, maintain or preserve any of the Collateral without affecting any of its rights or remedies provided herein or as a secured party under the Code, and the Borrower will pay to the Bank on demand or the Bank in its sole discretion may charge to the Borrower all amounts so paid or incurred by it, which amount shall be added to the amount of the indebtedness secured by the Collateral.

4.11 Insurance. Borrower will maintain in full force and effect property insurance on all Collateral and any other property of Borrower, if any, and maintain insurance against such risks of liability (including business interruption insurance) as specified in Annex 2. Such insurance policies shall name the Bank as an additional insured with respect to liability coverage and lender loss payee with respect to casualty and business interruption coverage, as applicable, and shall provide that, with respect to property claims affecting the Collateral, no loss shall be adjusted thereunder without the Bank's approval. In addition, all such policies shall provide that they may not be canceled without first giving at least thirty (30) days' written notice of cancellation to the Bank and shall contain a standard lender's loss payable endorsement acceptable to the Bank. Borrower shall provide to the Bank, promptly upon Bank's request, evidence of such insurance and of the annual renewal of each such policy. In the event that Borrower fails to provide evidence of such insurance, the Bank may, at its option, obtain such insurance and charge the cost thereof to the Borrower, which amount shall be added to the amount of the indebtedness secured hereby, shall be payable on demand and shall be secured by the Collateral. At the option of the Bank, all insurance proceeds received from any loss or damage to any of the Collateral including, without limitation, inventory and Accounts Receivable shall be applied either to the replacement or repair thereof or as a payment on account of the Obligations. From and after the occurrence of an Event of Default, the Bank is authorized to cancel any insurance maintained hereunder and apply any returned or unearned premiums, all of which are hereby assigned to the Bank, as a payment on account of the Obligations. The Borrower shall secure such other insurance as set forth in Annex 2

4.12 Notification of Material Events. The Borrower will furnish to the Bank prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof (or any of their respective Property);

(c) the occurrence of any ERISA Event;

(d) the occurrence of any damage in an amount equal to or greater than $25,000 to any portion of any Collateral or the commencement of any action or proceeding for the taking of any Collateral having a value equal to or greater than $25,000 or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding;

(e) any suspension of business, assignment for the benefit of creditors, dissolution, petition in receivership or under any chapter of the United States Bankruptcy Code, as amended from time

to time, by or against any Account Debtor, any Account Debtor's becoming insolvent or unable to pay its debts as they mature or any other act of the same or different nature amounting to a business failure of which any Borrower has knowledge;

(f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(g) any dispute, allowance or settlement with any account debtor relating to an amount in excess of $25,000.

Each notice delivered under this Section shall be accompanied by a statement of the chief financial officer or other executive officer of the Borrower setting forth in reasonable detail a description of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

4.13 Lien Law. If any account or general intangible included in the Collateral represents money owing pursuant to any contract for the improvement of real property or for a public improvement for purposes of the Lien Law of the State of New York (the "Lien Law"), Borrower shall comply with the filing requirements of the Lien Law and (i) give Bank notice of such fact; (ii) receive and hold any money advanced by Bank with respect to such account or general intangible as a trust fund to be applied to the payment of trust claims as such term is defined in the Lien Law (Section 71 or otherwise); and (iii) until such trust claim is paid, not use or permit the use of any such money for any purpose other than the payment of such trust claims.

4.14 Environmental. Borrower shall and shall cause each of the Subsidiaries to, use and operate all of its facilities and property in compliance with all Environmental Laws, keep all necessary Permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws. Borrower agrees to indemnify and hold Bank and each Bank Affiliate harmless from all liability, loss, cost, damage and expense, including attorneys' fees and costs of litigation, arising from any violation by an Borrower of any Environmental Law (including those arising from any lien by any Federal, state or local government arising from the presence of Hazardous Materials) or from the presence of Hazardous Materials located on or emanating from any of the premises owned or controlled by any Borrower or a Subsidiary. The Borrower further agrees to reimburse Bank upon demand for any costs incurred by Bank in connection with the foregoing, which amount shall be added to the amount of the indebtedness secured by the Collateral. Borrower agrees that its obligations hereunder shall be continuous and shall survive the repayment of all debts to Bank.

4.15 Third Parties. Borrower acknowledges and agrees that the Bank shall have no duty to, and shall not be deemed to have assumed any liability or responsibility to, Borrower or any third Person for the correctness, validity or genuineness of any instruments or documents that may be released or endorsed to Borrower by the Bank (all of which shall be without recourse to the Bank) or for the existence, character, quantity, quality, condition, value or delivery of any goods purporting to be represented by any such documents; and the Bank, by accepting a Lien on the Collateral, or by releasing any Collateral to Borrower, shall have no duty to, and shall not be deemed to have assumed any obligation or liability to, any supplier, Account Debtor or any other third party, and Borrower agrees to indemnify and defend the Bank against and hold it harmless from any claim or proceeding arising out of the foregoing.

4.16 Use of Proceeds. The proceeds of the Credit Extensions shall be used to finance the general corporate purposes of the Borrower in the ordinary course of business. No portion of any loan shall be used for (i) the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. 221 and 224 or (ii) primarily personal, family or household purposes.

4.17 Collections; Remote Deposit Service. The Borrower shall be permitted to receive payments on Accounts Receivable and other remittances on a direct basis, provided that Borrower delivers all checks,

drafts and other monies received by Borrower to the Bank on a daily basis. In connection with collections and remittances in the form of checks, the Borrower shall subscribe to the Bank's Remote Deposit Service, execute the Bank's standard Remote Deposit Service Agreement, purchase the remote deposit service unit at a cost of $0.00 per remote unit, and pay the Bank a monthly service fee of $0.00 in connection with the Remote Deposit Service. Pursuant to the procedures of the Remote Deposit Service, the Borrower shall, on the same day as received by Borrower, scan collection checks and electronically transmit the images of the checks and deposit data to the Bank on a daily basis. Upon receipt and acknowledgment of the image transmission, the Bank shall confirm image quality and post the deposit to an account maintained by the Bank for such deposits (the "Blocked Account"). The amount of the posted deposit will be credited by Bank as payment toward the Obligations on the Business Day after which such deposit is posted to such account. If an Event of Default hereunder occurs and is not cured within any prescribed cure period, the Bank shall have the right to convert the collection process to a full dominion financing arrangement with the Bank, which will involve collections through a lockbox maintained at the Bank, and in accordance with the terms of the Bank's customary lockbox procedures. If a full dominion financing arrangement is implemented hereunder, Borrower shall execute a lockbox agreement and a letter authorizing the forwarding of Borrower's mail to a Post Office Box which can be accessed by designated representatives of the Bank.

5. NEGATIVE COVENANTS

Until the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full, Borrower agrees to comply with the covenants set forth in this Article 5.

5.1 Financial Covenants. Until the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full, the Borrower agrees to comply with the financial covenants set forth on Annex 2 hereto.

5.2 Indebtedness. Borrower will not, and will not permit any Subsidiary (if any) to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness existing on the date hereof, but not any extensions, renewals or replacements of any such Indebtedness;

(c) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (iii) shall not exceed $15,000 at any time outstanding; and

(d) Guaranties in favor of the Bank.

5.3 Liens. Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Liens; and

(b) Liens created under the Loan Documents.

5.4 Fundamental Changes. Borrower will not nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the equity securities of any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred:

(a) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity; and

(b) any Subsidiary may merge into any other; and

(c) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower.

5.5 Investments, Loans, Advances, Guarantees and Acquisitions. Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger, other than a merger permitted by Section 5.4) any Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions (including pursuant to any merger)) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) investments existing on the date as of the last financial statement furnished to the Bank as set forth on Annex 2;

(c) Investments consisting of extensions of credit in the nature of accounts receivable arising from the grant of trade credit in the ordinary course of business;

(d) loans and advances to officers, directors and employees of Borrower or any Subsidiary in the ordinary course of the business of the Borrower and its Subsidiaries as presently conducted in compliance with all applicable laws (including, to the extent applicable, the Sarbanes-Oxley Act of 2002, as amended) in an aggregate principal amount not to exceed $5,000 at any time outstanding; and

(e) investments made by Borrower in the equity securities of any Domestic Subsidiary and made by any Domestic Subsidiary in the equity securities of any other Domestic Subsidiary provided that (i) any such equity securities owned by Borrower or any Domestic Subsidiary shall become Collateral pursuant to this Agreement.

5.6 Asset Sales. Borrower will not, nor will it permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose (including pursuant to a merger, other than a merger permitted by Section 5.4) of any asset, including any equity securities, nor will Borrower issue, or permit any of the Subsidiaries to issue, any additional shares of its equity securities, except:

(a) sales, transfers, leases and other dispositions of inventory, used or surplus equipment and Permitted Investments, in each case in the ordinary course of business and other assets having a value not in excess of $25,000 in any fiscal year;

(b) sales, transfers, leases and other dispositions made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that no Entity Guarantor shall make a sale, transfer, lease or other disposition to any Person other than another Entity Guarantor or the Borrower;

(c) dispositions of fixed or capital assets to the extent that (i) such property is exchanged for credit against the purchase price of other replacement fixed or capital assets or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such fixed or capital assets;

(d) the settlement or write-off of Accounts Receivable or assignment of overdue Accounts Receivable for collection in the ordinary course of business consistent with past practice; and

(e) dispositions of assets having a value not in excess of $25,000 in any fiscal year that are worn out or no longer used or useful in the conduct of business.

5.7 Sale-and-Leaseback transactions. Borrower will not, nor will it permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

5.8 Restricted Payments. Except as otherwise set forth in this Agreement, Borrower will not nor will it permit any of the Subsidiaries to, (i) declare or make, or agree to pay for or make, directly or indirectly, any Restricted Payment, or (ii) be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of its equity securities or any option, warrant or other right to acquire any such shares of equity securities.

5.9 Transactions with Affiliates. Except as otherwise permitted under Annex 2 of this Agreement, Borrower will not sell, transfer, lease or otherwise dispose of (including pursuant to a merger, other than a merger permitted by Section 5.4) any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to Borrower than could be obtained on an arms-length basis from unrelated third parties.

5.10 Restrictive Agreements. Borrower will not, nor will it permit any of the Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its equity securities or to make or repay loans or advances to Borrower or any other Subsidiary or to guarantee Indebtedness of Borrower or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, and (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Property securing such Indebtedness and (v) clause (a) of this Section shall not apply to customary provisions in leases restricting the assignment thereof.

5.11 Amendment of Material Documents. Borrower will not, nor will it permit any of its Subsidiaries to amend, modify or waive any of its rights under its Organizational Documents, other than immaterial amendments, modifications or waivers that would not reasonably be expected to adversely affect the Bank. In furtherance of the foregoing, Borrower will not change its name, its type of organization or jurisdiction of organization without (x) giving the Bank at least thirty (30) days prior written notice thereof and (y) taking all actions required to maintain the perfection and priority of the Lien of the Bank on all Collateral.

5.12 Lines of Business. Borrower will not, nor will it permit any of its Subsidiaries to, engage in any business other than the business in which it is engaged on the date hereof and any business reasonably similar, complimentary, ancillary or related thereto.

5.13 Accounting Changes. Borrower will not, nor will it permit any of the Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices except as required by GAAP or (ii) its fiscal year.

5.14 Hedging Agreements. Borrower will not, nor will it permit any of its Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

6. DEFAULT

6.1 Default. "Event of Default" shall mean the occurrence of one or more of any of the following events:

(a) default of any liability, obligation, covenant or undertaking of Borrower or Entity Guarantor to the Bank or any Bank Affiliate, whether hereunder or otherwise, including, without limitation, failure to pay in full and when due (whether by acceleration or otherwise) any installment of principal or interest, or default of Borrower or Entity Guarantor, under any other Loan Document or any other agreement with the Bank or any Bank Affiliate; or

(b) failure of Borrower or any other party which has given collateral to the Bank under the Loan Documents to maintain aggregate collateral security value satisfactory to the Bank; or

(c) default of any debt, liability, obligation, covenant or undertaking of Borrower or Entity Guarantor to Bank or any Bank Affiliate; or

(d) if any statement, representation or warranty heretofore, now or hereafter made by Borrower or Entity Guarantor in connection with this Agreement or in any supporting financial statement of Borrower or Entity Guarantor shall be determined by the Bank to have been false or misleading in any material respect when made or deemed made; or

(e) the liquidation, termination or dissolution of Borrower or Entity Guarantor, or the merger or consolidation of such entity into another entity, or its ceasing to carry on actively its present business or the appointment of a receiver for its property; or

(f) if Borrower or Entity Guarantor is a partnership, limited liability company, 'S' corporation or corporation having a single shareholder who is an individual, the death or judicial declaration of incompetence of any partner, member or equity holder; or

(g) if Entity Guarantor repudiates or purports to revoke the Entity Guarantor's Guaranty, or fails to perform any obligation under such Guaranty; or

(h) an Overadvance arises as the result of any reduction in the Borrowing Base, or arises in any manner or on terms not otherwise approved of in advance by the Bank in writing; or

(i) an event of default or termination event (however defined) occurs under any derivative, foreign exchange, or similar transaction or arrangement entered into between Borrower and the Bank or any Bank Affiliate; or

(j) a Change of Control shall occur; or

(k) if Borrower or Entity Guarantor becomes insolvent or admits in a writing an inability to pay debts as they mature, or Borrower or Entity Guarantor makes an assignment for the benefit of creditors; or Borrower or Entity Guarantor applies for or consents to the appointment of any receiver, trustee, or similar officer for the benefit of Borrower or Entity Guarantor, or for any of their

properties; or any receiver, trustee or similar officer is appointed without the application or consent of Borrower or Entity Guarantor and such appointment is not terminated within thirty (30) days of such appointment; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against a substantial part of the property of Borrower or Entity Guarantor and such process is not terminated, dismissed, or withdrawn within thirty (30) days of such occurrence; or

(l) if Borrower or Entity Guarantor files a petition under any chapter of the United States Bankruptcy Code or under the laws of any other jurisdiction naming Borrower y or Entity Guarantor as debtor; or any such petition is instituted against Borrower or Entity Guarantor and such petition is not dismissed within thirty (30) days of filing; or Borrower or Entity Guarantor institutes (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, debt arrangement, dissolution, liquidation or similar proceeding under the laws of any jurisdiction; or any such proceeding is instituted (by petition, application or otherwise) against Borrower or Entity Guarantor and such proceeding is not dismissed within thirty (30) days of filing; or

(m) any levy, lien (including, without limitation, a mechanics lien), seizure, attachment, execution or similar process shall be issued or levied on any of the property of Borrower or Entity Guarantor involving monetary damages aggregating more than $25,000.00 which shall not have been released, bonded, satisfied, vacated or stayed within thirty (30) days of such occurrence; or

(n) this Agreement or any other Loan Document, or any provision thereof, shall for any reason cease to be in full force and effect in accordance with its terms or Borrower or Entity Guarantor shall so assert in writing; or

(o) Bank's security interest in any of the Collateral fails to be a first priority security interest; or

(p) an arbitration award, judgment, or decree or order for the payment of money in an amount in excess of $25,000 which is not insured or subject to indemnity, is entered against Borrower which is not bonded, satisfied, stayed or appealed within thirty (30) days of such occurrence; or

(q) Borrower is in default with respect to any bond, debenture, note or other evidence of material indebtedness issued by Borrower that is held by any third Person other than the Bank, or under any instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the applicable grace period, if any, has expired, regardless of whether such default has been waived by the holder of such indebtedness; or

(r) Borrower or Entity Guarantor liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business in the ordinary course, or merges with another Person; or sells or attempts to sell all or substantially all of its assets; or

(s) Borrower or Entity Guarantor fails to pay any indebtedness or obligation owed to the Bank which is unrelated to this Agreement as it becomes due and payable; or

(t) Borrower engages in any act prohibited by any Subordination Agreement, or makes any payment on Subordinated Indebtedness (as defined in the Subordination Agreement) that the Subordinated Creditor was not contractually entitled to receive; or]

(u) any director, officer or owner of at least 10% of the issued and outstanding Stock of Borrower or Entity Guarantor is indicted for a felony offence under state or federal law, or Borrower or Entity Guarantor hires an officer or appoints a director who has been convicted of any such felony offense, or a Person becomes an owner of at least 10% of the Stock of Borrower or Entity Guarantor who has been convicted of any such felony offense; or

(v) any ERISA Event, which the Bank in good faith believes to constitute sufficient grounds for termination of any Plan or for the appointment of a trustee to administer any Plan, has occurred and is continuing thirty (30) days after the Borrower gives the Bank a written notice of the ERISA Event; or a trustee is appointed by an appropriate court to administer any Plan; or the PBGC institutes proceedings to terminate or appoint a trustee to administer any Plan; or Borrower or any ERISA Affiliate files for a distress termination of any Plan under Title IV of ERISA; or Borrower or any ERISA Affiliate fails to make any quarterly Plan contribution required under Section 4.12(m) of the TAX CODE, which the Bank in good faith believes may, either by itself or in combination with other failures, result in the imposition of a Lien on Borrower's assets in favor of the Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which could reasonably be expected to result in a material liability by Borrower to the Multiemployer Plan under Title IV of ERISA; or

(w) the occurrence of such a change in the condition, affairs (financial or otherwise) or operations of Borrower or Entity Guarantor, or the occurrence of any other event or circumstance, such that the Bank, in its sole discretion, deems that it is insecure or that the prospects for timely or full payment or performance of any obligation of Borrower or Entity Guarantor to the Bank has been or may be impaired.

6.2 Acceleration. If an Event of Default shall occur, at the election of the Bank, but automatically in the case of an Event of Default under Sections 6.1(k) and 6.1(l) above, all Obligations shall become immediately due and payable without notice or demand. The Bank is hereby authorized, at its election, after an Event of Default, without any further demand or notice except to such extent as notice may be required by applicable law, to take possession and/or sell or otherwise dispose of all or any of the Collateral at public or private sale; and the Bank may also exercise any and all other rights and remedies of a secured party under the Code or which are otherwise accorded to it in equity or at law, all as Bank may determine, and such exercise of rights in compliance with the requirements of law will not be considered adversely to affect the commercial reasonableness of any sale or other disposition of the Collateral. If notice of a sale or other action by the Bank is required by applicable law, unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Borrower and Entity Guarantor each agrees that ten (10) days' written notice to such party, or the shortest period of written notice permitted by such law, whichever is smaller, shall be sufficient notice; and that to the extent permitted by law, the Bank, Bank Affiliates, its officers, attorneys and agents may bid and become purchasers at any such sale, if public, and may purchase at any private sale any of the Collateral that is of a type customarily sold on a recognized market or which is the subject of widely distributed standard price quotations. Any sale (public or private) shall be without warranty and free from any right of redemption, which Borrower and Entity Guarantor each hereby waives and releases. No purchaser at any sale (public or private) shall be responsible for the application of the purchase money. The proceeds of any collection or of any sale or disposition of the Collateral held pursuant to this Agreement shall be applied towards the Obligations in such order and manner as the Bank determines in its sole discretion, any statute, custom or usage to the contrary notwithstanding and the Bank shall have the unrestricted right from time to time to change any application already made of the proceeds of any of the Collateral to any of the Obligations, as the Bank in its sole discretion may determine. Any balance of the net proceeds of sale remaining after paying all Obligations of the Borrower to the Bank shall be returned to Borrower or such other Person as may be legally entitled thereto; and if there is a deficiency, the Borrower shall be responsible for repayment of the same, with interest. Upon demand by the Bank, Borrower and Entity Guarantor shall assemble the Collateral and make it available to the Bank at a place designated by the Bank which is reasonably convenient to the Bank and such party. Borrower and Entity Guarantor each hereby acknowledges that the Bank has extended credit and other financial accommodations to the Borrower upon reliance of Borrower and Entity Guarantor granting the Bank the rights and remedies contained in this Agreement including without limitation the right to take immediate possession of the Collateral upon the occurrence of an Event of Default and Borrower and Entity Guarantor each hereby acknowledges that the Bank is entitled to equitable and injunctive relief to enforce any of its rights and remedies hereunder or under the Code and Borrower and Entity Guarantor each hereby waives any defense to such equitable or injunctive relief based upon any allegation of the absence of irreparable harm to the Bank. The Bank may for any reason apply for the appointment of a

receiver of the Collateral (to which appointment Borrower and Entity Guarantor each hereby consents) without the necessity of posting a bond or other form of security (which Borrower and Entity Guarantor each hereby waives). In addition, upon the occurrence of an Event of Default, the Bank may require that the Borrower cash collateralize any letters of credit which have been issued by the Bank and are unexpired on terms and conditions satisfactory to the Bank in its sole discretion.

Borrower and Entity Guarantor each acknowledges that any exercise by the Bank of the Bank's rights upon an Event of Default may be subject to compliance by the Bank with any Requirement of Law of any Governmental Authority, and may impose, without limitation, any of the foregoing restricting the sale of securities. The Bank, in its sole discretion at any such sale, may restrict the prospective bidders or purchasers as to their number, nature of business and investment intentions, and may impose, without limitation, a requirement that the Persons making such purchases represent and agree, to the satisfaction of the Bank, that they are purchasing the Collateral for their own account, for investment, and not with a view to the distribution or resale thereof.

The Bank shall not be required to marshal any present or future security for (including but not limited to this Agreement and the Collateral subject to the security interest created hereby), or Guarantees of, the Obligations or any of them, or to resort to such security or Guarantees in any particular order; and all of its rights hereunder and in respect of such securities and Guaranties shall be cumulative and in addition to all other rights, however existing or arising. To the extent that it lawfully may do so, Borrower and Entity Guarantor each hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Bank's rights under this Agreement or under any other instrument evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or guaranteed, and to the extent that it lawfully may do so, Borrower and Entity Guarantor each hereby irrevocably waives the benefits of all such laws. Except as required by applicable law, the Bank shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof.

6.3 Power of Attorney. Borrower and Entity Guarantor each hereby irrevocably constitutes and appoints the Bank as Borrower's and Entity Guarantor's true and lawful attorney, with full power of substitution, at the sole cost and expense of Borrower and Entity Guarantor but for the sole benefit of the Bank, upon the occurrence of an Event of Default, to convert the Collateral into cash, including, without limitation, completing the manufacture or processing of work in process, and the sale (either public or private) of all or any portion or portions of the inventory and other Collateral; to use pursuant to a royalty free license all of Borrower's and Entity Guarantor's intellectual property; to enforce collection of the Collateral, either in its own name or in the name of Borrower or Entity Guarantor, including, without limitation, executing releases or waivers, compromising or settling with any Account Debtors and prosecuting, defending, compromising or releasing any action relating to the Collateral; to receive, open and dispose of all mail addressed to Borrower or Entity Guarantor and to take therefrom any remittances or proceeds of Collateral in which the Bank has a security interest; to notify Post Office authorities to change the address for delivery of mail addressed to Borrower and Entity Guarantor to such address as the Bank shall designate; to endorse the name of Borrower and Entity Guarantor y in favor of the Bank upon any and all checks, drafts, money orders, notes, acceptances or other instruments of the same or different nature; to sign and endorse the name of Borrower or Entity Guarantor on and to receive as secured party any of the Collateral, any invoices, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title of the same or different nature relating to the Collateral; to sign the name of Borrower or Entity Guarantor on any notice of the Account Debtors or on verification of the Collateral; and to sign, if necessary, and file or record on behalf of Borrower or Entity Guarantor any financing or other statement in order to perfect or protect the Bank's security interest. The Bank shall not be obliged to do any of the acts or exercise any of the powers hereinabove authorized, but if the Bank elects to do any such act or exercise any such power, it shall not be accountable for more than it actually receives as a result of such exercise of power, and it shall not be responsible to Borrower or Entity Guarantor except for its own gross negligence or willful misconduct. All powers conferred upon the Bank by this Agreement, being coupled with an interest, shall be irrevocable so long as any Obligation of Borrower or Entity Guarantor to the Bank shall remain unpaid or the Bank is obligated under this

Agreement to extend any credit to the Borrower.

6.4 Nonexclusive Remedies. All of the Bank's rights and remedies not only under the provisions of this Agreement but also under any other agreement or transaction shall be cumulative and not alternative or exclusive, and may be exercised by the Bank at such time or times and in such order of preference as the Bank in its sole discretion may determine.

6.5 Reassignment to Loan Party. Whenever the Bank deems it desirable that any legal action be instituted with respect to any Collateral or that any other action be taken in any attempt to effectuate collection of any Collateral, the Bank may reassign the item in question to Borrower or Entity Guarantor (and if the Bank shall execute any such reassignment, it shall automatically be deemed to be without warranty or recourse to the Bank in any event) and require Borrower or Entity Guarantor to proceed with such legal or other action at Borrower's or Entity Guarantor's sole liability, cost and expense, in which event all amounts collected by Borrower or Entity Guarantor on such item shall nevertheless be subject to the Bank's security interest.

7. MISCELLANEOUS

7.1 Waivers. Borrower and Entity Guarantor waives notice of intent to accelerate, notice of acceleration, notice of nonpayment, demand, presentment, protest or notice of protest of the Obligations, and all other notices, consents to any renewals or extensions of time of payment thereof, and generally waives any and all suretyship defenses and defenses in the nature thereof.

7.2 Severability. If any provision of this Agreement or portion of such provision or the application thereof to any Person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

7.3 Deposit Collateral. Borrower and Entity Guarantor each hereby grants to the Bank and any Bank Affiliate a continuing lien and security interest in any and all deposits or other sums at any time credited by or due from the Bank or any Bank Affiliate to Borrower or Entity Guarantor and any cash, securities, instruments or other property of Borrower or Entity Guarantor in the possession of the Bank or any Bank Affiliate, whether for safekeeping or otherwise, or in transit to or from the Bank or any Bank Affiliate (regardless of the reason the Bank or Bank Affiliate had received the same or whether the Bank or Bank Affiliate has conditionally released the same) as security for the full and punctual payment and performance of all of the liabilities and obligations of the Borrower to the Bank or any Bank Affiliate and such deposits and other sums may be applied or set off against such liabilities and obligations of the Borrower to the Bank or any Bank Affiliate at any time, whether or not such are then due, whether or not demand has been made and whether or not other collateral is then available to the Bank or any Bank Affiliate.

7.4 Indemnification. Borrower and Entity Guarantor shall indemnify, defend and hold the Bank and any Bank Affiliate and their respective directors, officers, employees, agents and attorneys (each, an "Indemnitee") harmless of and from any claim brought or threatened against any Indemnitee by Borrower or Entity Guarantor or endorser of the Obligations, or any other Person (as well as from reasonable attorneys' fees and expenses in connection therewith) on account of the Bank's relationship with Borrower or Entity Guarantor or endorser of the Obligations (each of which may be defended, compromised, settled or pursued by the Bank with counsel of the Bank's election, but at the expense of Borrower or Entity Guarantor), except for any claim arising out of the gross negligence or willful misconduct of the Bank or any Bank Affiliate. The within indemnification shall survive payment of the Obligations, and/or any termination, release or discharge executed by the Bank in favor of Borrower or Entity Guarantor.

7.5 Costs and Expenses. The Borrower shall pay to the Bank on demand any and all costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements, court costs, litigation and other expenses) incurred or paid by the Bank in the preparation of this Agreement and any

modifications thereto, and in establishing, maintaining, protecting or enforcing any of the Bank's rights or the Obligations, including, without limitation, any and all such costs and expenses incurred or paid by the Bank (a) in defending the Bank's security interest in, title or right to the Collateral or in collecting or attempting to collect or enforcing or attempting to enforce payment of the Obligations and (b) in any bankruptcy or other proceeding related to Borrower or Entity Guarantor.

7.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which, taken together, shall constitute but one agreement. Any party to a Loan Document may rely on signatures of the parties thereto or in any notice or communication delivered pursuant thereto which are transmitted by facsimile or other electronic means as fully as if manually signed.

7.7 Complete Agreement. This Agreement and the other Loan Documents constitute the entire agreement and understanding between and among the parties hereto relating to the subject matter hereof, and supersedes all prior and contemporaneous proposals, negotiations, agreements and understandings among the parties hereto with respect to such subject matter.

7.8 Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, and shall remain in full force and effect (and the Bank shall be entitled to rely thereon) until released in writing by the Bank. The Bank may transfer and assign this Agreement and deliver the Collateral to the assignee, who shall thereupon have all of the rights of the Bank; and the Bank shall then be relieved and discharged of any responsibility or liability with respect to this Agreement and the Collateral. Nothing herein, however, shall be construed as prohibiting the Bank from pledging any Note or Obligations to any Federal Reserve Bank. Neither Borrower nor Entity Guarantor may assign or transfer any of its rights or delegate any of its obligations under this Agreement. Except as expressly provided herein or in the other Loan Documents, nothing, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

7.9 Amendments and Waivers. No amendment or waiver of this Agreement or any other Loan Document or any provision hereof or thereof, and no consent to any departure by Borrower or Entity Guarantor therefrom, shall be effective unless the same shall be in writing and signed by the Bank and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No course of dealing and no delay or omission on the part of Bank in exercising any right hereunder shall operate as a waiver of such right or any other right and waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy of Bank on any future occasion. The rights, remedies, powers and privileges herein provided or provided in the other Loan Documents are cumulative and not exclusive of any rights, remedies powers and privileges provided by law. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Credit Extension shall not be construed as a waiver of any Event of Default, regardless of whether the Bank may have had notice or knowledge of such Event of Default at the time.

7.10 Additional Lender. The Bank, at its option, may designate another institutional lender to replace the Bank in providing all or a portion of the Loans (the "Additional Lender"), and Borrower shall cooperate with the same. In connection with the Additional Lender replacing the Bank, as the lender of all or a portion of the Loans, this Agreement and the other Loan Documents shall, at the sole election of the Bank, be split or divided into two loan and security agreements, each of which shall cover all or a portion of the Collateral, as designated by the Bank. To that end, Borrower, upon written request of the Bank, shall execute, acknowledge and deliver to the Bank and/or its designee or designees substitute notes, loan agreements, security instruments and security agreements in such principal amounts, containing terms, provisions and clauses substantially identical to those contained in this Agreement, and such other documents and instruments (subject to the provisions hereof), in favor of the Additional Lender (the "Additional Lender Documents") and appropriate amendments to this Loan Agreement and the other Loan Documents (including without limitation an intercreditor agreement between the Bank and the Additional Lender), all as may be reasonably required by the Bank. Without limiting the foregoing, the Additional

Lender Documents and the amendment to this Loan Agreement, shall provide that an Event of Default under the Additional Lender Documents constitute an Event of Default under the Loan Documents, and vice versa.

7.11 Terms of Agreement. This Agreement shall continue in full force and effect so long as any Obligations or obligation of Borrower or Entity Guarantor to Bank shall be outstanding, or the Bank shall have any obligation to extend any financial accommodation hereunder, and is supplementary to each and every other agreement between or among Borrower, Entity Guarantor and Bank and shall not be so construed as to limit or otherwise derogate from any of the rights or remedies of Bank or any of the liabilities, obligations or undertakings of or among Borrower and Entity Guarantor under any such agreement, nor shall any contemporaneous or subsequent agreement between or among Borrower, Entity Guarantor and the Bank be construed to limit or otherwise derogate from any of the rights or remedies of Bank or any of the liabilities, obligations or undertakings of or among Borrower or Entity Guarantor hereunder, unless such other agreement specifically refers to this Agreement and expressly so provides.

7.12 Notices. Unless otherwise specifically provided herein, any notice delivered under this Agreement shall be in writing addressed to the respective party as set forth below and may be personally served, sent by facsimile transmission or sent by overnight courier service or certified or registered United States mail and shall be deemed to have been given (a) if delivered in person, when delivered; (b) if delivered by facsimile transmission or electronic mail, on the date of transmission if transmitted on a Business Day before 4:00 p.m. (New York Time) or, if not, on the next succeeding Business Day (provided that, in either case, the sender shall have received from the recipient a confirmation of transmission (in addition to any electronic confirmation of receipt generated by the facsimile or electronic mail system); (c) if delivered by overnight courier, one business day after delivery to such courier properly addressed and with shipping charges paid; or (d) if by United States mail, three business days after deposit in the United States mail, registered or certified mail, postage prepaid, return receipt requested, and properly addressed.

Notices shall be addressed as follows:

If to the Bank, to:

Sterling National Bank
400 Rella Boulevard
P. O. Box 600
Montebello, New York 10901-4256
Attention: Commercial Loan Dept.
Fax No. 845-369-8175

With a copy to:

Sterling National Bank
500 Seventh Avenue
New York, New York 10018-4603
Attention: Mr. Murray R. Markowitz
Fax No.: (212) 869-5579

And a copy to:

Kenneth G. Poller, P.A.
The Atrium
80 Route 4 East (Suite 150)
Paramus, NJ 07652
Attention: Kenneth G. Poller, Esq.
Fax No.: 201-712-0055

If to Borrower, to:

Organic Products Trading Company LLC
3475 Victory Boulevard
Staten Island, New York 10314
Attention: Andrew Gordon
Fax No.: 360-573-4388

If to Entity Guarantor, to:

Coffee Holding Co., Inc.
3475 Victory Boulevard
Staten Island, New York 10314
Attention: Andrew Gordon
Fax No.: 718-832-0800

or in any case, to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section. Notwithstanding the foregoing, any notice, request or demand by Borrower or Entity Guarantor to or upon the Bank to make a Credit Extension shall not be effective until received.

7.13 Governing Law. This Agreement has been executed or completed and/or is to be performed in New York, and it and all transactions thereunder or pursuant thereto shall be governed as to interpretation, validity, effect, rights, duties and remedies of the parties thereunder and in all other respects by the laws of New York, without giving effect to the conflicts of laws principles thereof, but including Sections 5-1401 and 5-1402 of the General Obligations Law.

7.14 Reproductions; Disclosures. This Agreement and all documents which have been or may be hereinafter furnished by Borrower or Entity Guarantor to the Bank may be reproduced by the Bank by any photographic, photostatic, microfilm, xerographic or similar process, and any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). The Bank may refer to Borrower or Entity Guarantor and this financing transaction in general terms in connection with any marketing material undertaken by the Bank. Neither Borrower nor Entity Guarantor shall issue any press releases or other disclosure regarding this financing transaction without the prior written consent of the Bank.

7.15 Completing and Correcting this Agreement. Borrower and Entity Guarantor authorizes the Bank to fill in any blank spaces and to otherwise complete this Agreement and to correct any patent errors herein.

7.16 ADDITIONAL WAIVERS. IN ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT, BORROWER AND ENTITY GUARANTOR EACH WAIVES (i) THE RIGHT TO INTERPOSE ANY SET-OFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION, (ii) ANY OBJECTION BASED ON FORUM NON CONVENIENS OR VENUE AND (iii) ANY CLAIM FOR CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES.

7.17 Jurisdiction and Venue. Borrower and Entity Guarantor irrevocably submits to the nonexclusive jurisdiction of any Federal or state court sitting in New York County, over any suit, action or proceeding arising out of or relating to this Agreement. Borrower and Entity Guarantor each irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum. Borrower and Entity Guarantor each hereby consents to any and all process which may be served in any such suit, action or proceeding, (i) by mailing a copy thereof by certified mail, postage prepaid, return receipt requested, and by first class mail to Borrower or Entity Guarantor. Borrower's and Entity Guarantor's address shown in this Agreement or as notified to the Bank in accordance with the terms of this Agreement or (ii) by serving the same upon

Borrower or Entity Guarantor in any other manner otherwise permitted by law, and agrees that such service shall in every respect be deemed effective service on Borrower or Entity Guarantor.

7.18 JURY WAIVER. BORROWER, ENTITY GUARANTOR AND BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AND AFTER AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, (A) WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE OBLIGATIONS, ALL MATTERS CONTEMPLATED HEREBY AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND (B) AGREE NOT TO SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE, OR HAS NOT BEEN, WAIVED. BORROWER AND ENTITY GUARANTOR CERTIFIES THAT NEITHER THE BANK NOR ANY OF ITS REPRESENTATIVES, AGENTS OR COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT IN THE EVENT OF ANY SUCH PROCEEDING SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.

7.19 Joint and Several. All joint obligations of Borrower and Entity Guarantor shall be joint and several (whether or not expressly stated herein), and such obligation and liability on the part of Borrower and Entity Guarantor shall in no way be affected by any extensions, renewals and forbearance granted by Bank to Borrower or Entity Guarantor, failure of Bank to give Borrower or Entity Guarantor notice of borrowing or any other notice, any failure of Bank to pursue or preserve its rights against Borrower or Entity Guarantor, the release by Bank of any Collateral now or thereafter acquired from Borrower or Entity Guarantor, and such agreement by Borrower or Entity Guarantor to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Bank to any other party or any Collateral for such Obligations or the lack thereof.

7.20 Construction. Each party to a Loan Document has been represented by counsel in connection with the Loan Documents and the transactions contemplated thereby and has participated jointly with the other parties in the negotiation and drafting of this Agreement and the other Loan Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Loan Documents shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

7.21 USA PATRIOT Act Notice. The Bank hereby notifies Borrower and Entity Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act"), it is required to obtain, verify and record information that identifies each Borrower and Entity Guarantor, which information includes the name and address of each loan party and other information that will allow the Bank to identify each Borrower and Entity Guarantor in accordance with the Patriot Act. Borrower and Entity Guarantor are in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Credit Extensions will be used by any Borrower or Entity Guarantor, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

7.22 Foreign Asset Control Regulations. Neither of the Credit Extensions nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the "Trading with the Enemy Act") or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the "Foreign Assets Control Regulations") or any enabling legislation or executive order relating thereto (including, without limitation (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the "Executive Order") and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of Borrower or Entity Guarantor and none of or their Affiliates (a) is or will become a "blocked person" as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control

Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such "blocked person" or in any manner violative of any such order.

7.23 Electronic Execution of Documents. The words "execution," "signed," "signature," and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

7.24. Application of Funds. All payments received by the Bank shall be applied as follows: first, to the payment of all fees and expenses due from the Borrower to the Bank, other than late fees; second, to the payment of accrued and unpaid interest; third, to the payment of principal on the Obligations; and fourth, to the payment of all late fees due from the Borrower to the Bank.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed on their behalf as of the day and year written on page 1 of this Agreement.

Borrower:

Witness:

ORGANIC PRODUCTS TRADING COMPANY LLC

____

By:_______________________
Name: Andrew Gordon
Title: Manager

The undersigned Guarantor hereby unconditionally and absolutely guarantees all of the Obligations, and agrees to execute and deliver to the Bank a written guaranty in such form as the Bank shall require. The undersigned Guarantor hereby agrees to furnish to the Bank all financial statements, tax returns and other documents relating to Guarantor as required by the terms of this Agreement. The undersigned Guarantor agrees to comply with all covenants related to Guarantor as required by the terms of this Agreement, and affirms all representations and warranties applicable to Guarantor hereunder. The undersigned Guarantor hereby consents to all extensions, modifications, renewals, restatements, and any other change to the Loan Documents agreed to by Borrower without further notice, action, consent or approval from Guarantor.

Witness/Attest:

By:_______________________
Name: David Gordon
Title: Secretary

COFFEE HOLDING CO., INC.

By:_______________________
Name: Andrew Gordon
Title: President

Accepted:

STERLING NATIONAL BANK

By:_______________________
Name: Larry Kamin
Title: Managing Director

EXHIBIT A

BORROWING BASE CERTIFICATE

Date: MARCH 10, 2015

To: Sterling National Bank (the "Bank")

Re: Revolving Loans evidenced by that certain Loan and Security Agreement, dated as of 10 MARCH, 2015 (the "Loan Agreement"), by **ORGANIC PRODUCTS TRADING COMPANY LLC** ("Borrower") in favor of the Bank in the face amount of **$3,000,000.00**(the "Revolving Loans").

Computation of Borrowing Base

[Borrower] ("Borrower"):

	Gross Accounts Receivable		$	
	plus: Sales		+	
	less: Credits/Returns		-	
	less: Receipts		-	
	Net Accounts Receivable		$	
	Less: Over [Days]	$		
	Concentrations	$		
	Contras	$		
	Disputes	$		
	Related Entity	$		
	Bill and Hold	$		
	Unsatisfactory Credit	$		
	Other	$		
	Total Ineligible	$		
	Eligible Accounts Receivable - (2)-(3)		$	
	Approved Advance Percentage		____%	
	Borrowing Value of Accounts Receivable - (4)x(5)			$
	Eligible Inventory		$	
	Percentage of Eligible Inventory		____%	
	Borrowing Value of Eligible Inventory before Cap (7)x(8)			$
	Inventory Cap		$____	
	Borrowing Value of Eligible Inventory - Lesser of (9) or (10)			$
	Borrowing Base of Borrower - (6)+(11)			$
	Maximum Amount of Revolving Loans **[including LC Obligations]**		$	
	Outstanding Amount of Revolving Loans **[plus LC Obligations]**		$	

	Net Amount Available (Due) = *(x)* lesser of (12) or (13) *minus* *(y)* (14)		$

Pursuant to the Loan Agreement, Bank has agreed to make the Revolving Loans on the conditions set forth in the Loan Agreement including, without limitation, that the undersigned execute and deliver to the Bank this Certificate from time to time. Terms used in this Certificate shall have the same meaning as ascribed thereto in the Loan Agreement. For purposes of inducing Sterling National Bank to make Revolving Loans pursuant to the terms of the Loan Agreement, the undersigned hereby certifies that the foregoing statement is true and correct and in accordance with the books and records of Borrower and such Collateral is available as acceptable Collateral for Revolving Loans in accordance with the representations and warranties set forth in the Loan Agreement and as of the date hereof no Event of Default, or event which after notice or lapse of time or both would be an Event of Default under the Loan Agreement has occurred. The outstanding Maximum Facility Amount reflects our indebtedness under the Loan Agreement subject to changes by Sterling National Bank.

ORGANIC PRODUCTS TRADING COMPANY LLC

By: ______________________

Name: Andrew Gordon

Title: Manager

Annex 1
Definitions

Defined Terms. As used in this Agreement, the following terms have the following meanings:

"Account Debtor" is used as defined in the Code.

"Account(s) Receivable or Account" shall mean all the applicable Entity Loan Party's accounts, accounts receivable, instruments, documents, chattel paper, payment intangibles and all other debts, obligations and liabilities in whatever form owing to such Entity Loan Party from any Person for goods sold by it or for services rendered by it, or however otherwise established or created, all supporting obligations with respect thereto, all right, title and interest of such Entity Loan Party in the goods or services which gave rise thereto, including rights to reclamation and stoppage in transit and all rights of any unpaid seller of goods or services; whether any of the foregoing be now existing or hereafter arising, now or hereafter received by or owing or belonging to such Entity Loan Party.

"Affiliate" shall mean with respect to any Person, (a) any Person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any subsidiary of such Person, or (iii) any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (ix) to vote 10% or more of the Stock or other form of ownership interest having ordinary voting power for the election of directors (or the comparable equivalent) of such Person, or (y) to director or cause the direction of the management and policies of such Person whether by contract or otherwise. Control may be by ownership, contract or otherwise.

"Agricultural Lien Statute" shall mean, collectively, each statute, law or regulation (or other mandatory provision of state or local law) that could either (a) create or give rise to an agricultural lien in or against any portion of the products purchased, stored or otherwise handled by any Person from whom any Entity Loan Party purchases inventory (or by any other Person from whom such first Person purchases or otherwise receives goods in the ordinary course of business), or (b) create a Lien against, or impose a trust upon, some portion of any Entity Loan Party's inventory (and/or the accounts derived therefrom) for the benefit of unpaid agricultural producers, any broker acting on behalf of an agricultural producer, any cooperative whose members consist of agricultural producers or any other Person that purchases goods from an agricultural producer in the ordinary course of business.

"Bank Affiliate" shall mean any Affiliate of the Bank or the Bank, including, without limitation, or any of its banking or lending affiliates, or any bank acting as a participant under any loan arrangement between the Bank and Borrower or Entity Guarantor, or any third party acting on the Bank's behalf.

"Borrowing Base Certificate" shall mean the Borrowing Base Certificate in the form attached hereto as Exhibit A, delivered in accordance with the terms and conditions of this Agreement.

"Business Day" shall mean any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized by law to close in New York City.

"Capital Lease Obligations" of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) Property, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof

determined in accordance with GAAP.

"Cash Collateral Account" shall mean a demand deposit, money market or other account established by the Borrower at the Bank, which account shall be subject to the Bank's Liens for the benefit of the Bank.

"Change of Control" shall mean any sale, conveyance, assignment or other transfer, directly or indirectly, of any ownership interest in any Entity Loan Party or the sale of more than fifty percent (50%) of the assets of any Entity Loan Party.

"Closing Date" shall mean the date upon or after the execution of this Agreement on which all of the conditions precedent to the making of the initial Credit Extension shall have been satisfied or waived.

"Code" shall mean the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York; provided that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy under the Loan Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, "Uniform Commercial Code" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

"Collateral" shall mean all right, title and interest of each Entity Loan Party or other third party which grants to the Bank a security interest in its assets and property, in and to each of the following items, whether now owned or existing or hereafter created, acquired or arising, and wherever located from time to time:

(i) accounts (including, without limitation, health-care-insurance receivables and all accounts receivable of any kind);

(ii) chattel paper (including, without limitation, tangible and electronic);

(iii) goods;

(iv) inventory;

(v) equipment and machinery;

(vi) fixtures;

(vii) farm products;

(viii) instruments;

(ix) investment property;

(x) documents;

(xi) commercial tort claims;

(xii) deposit accounts and money;

(xiii) letter-of-credit rights;

(xiv) general intangibles (including, without limitation, payment intangibles, patents, patent applications, trademarks, trademark applications, trade names, copyrights, copyright applications, software, engineering drawings, service marks, customer lists, goodwill, and all licenses, permits, agreements of any kind or nature pursuant to which the Borrower possesses, uses or has authority to possess or use property (whether tangible or intangible) of others or others possess, use or have authority to possess or use property (whether tangible or intangible) of the Borrower, and all recorded data of any kind or nature, regardless of the medium of recording including, without limitation, all software, writings, plans, specifications and schematics);

(xv) supporting obligations;

(xvi) vehicles;

(xvii) contract rights and all rights to the payment of money;

(xviii) uncertificated securities;

(xix) money;

(xx) intellectual property not otherwise listed;

(xxi) security entitlements;

(xxii) insurance claims and proceeds; and

(xii) to the extent not included in the foregoing, all other personal property of any kind or description; and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor; together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing.

"Contractual Obligation" shall mean, with respect to any Person, any provision of any security issued by such Person or of any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

"Copyrights" shall mean all of the following now owned or hereafter acquired by any Entity Loan Party: (i) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (ii) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office.

"Credit Extension" shall mean providing any financial accommodation hereunder, including the making of a Loan in any form.

"Default" shall mean any Event of Default and any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

"Dilution" shall mean, as of any date of determination, a percentage, based upon the prior twelve (12) months, which is the result of dividing (a) actual bad debt write-downs, discounts, advertising

allowances, credits, and any other items with respect to the accounts determined to be dilutive by the Bank in its sole discretion during this period, by (b) the Borrower's net sales during such period (excluding extraordinary items) plus the amount of clause (a)..

"Document" means a document of title, as defined in Section 1-201 of the Code.

"Dollars" and the sign "$" each mean the lawful money of the United States of America.

"Domestic Subsidiary" shall mean any Subsidiary that is not a "controlled foreign corporation" within the meaning of Section 957 of the Tax Code.

"Eligible Account" shall mean an Account owing to the Borrower which is acceptable to the Bank in its sole discretion for lending purposes. Without limiting the Bank's discretion, the Bank shall, in general, consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, the following requirements:

(a) it is genuine and in all respects is what it purports to be;

(b) it is owned by the Borrower, the Borrower has the right to subject it to a security interest in favor of the Bank or assign it to the Bank and it is subject to a first priority perfected security interest in favor of the Bank and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(c) it arises from (i) the performance of services by the Borrower in the ordinary course of its business, and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (ii) the sale or lease of goods by the Borrower in the ordinary course of its business, and (x) such goods have been completed in accordance with the Account Debtor's specifications (if any) and delivered to the Account Debtor, (y) such Account Debtor has not refused to accept, returned or offered to return, any of the goods which are the subject of such Account, and (z) has possession of, or the Borrower has delivered to the Bank(at the Bank's request) shipping and delivery receipts evidencing delivery of such goods;

(d) it is evidenced by an invoice rendered to the Account Debtor thereunder, is due and payable within the number of days set forth in Section 9(a) of Annex 2 or does not remain unpaid past the due date thereof for more than for the number of days set forth in Section 9(b) of Annex 2 (if applicable); provided, however, that if more than the percentage specified in Section 9(c) of Annex 2 of the aggregate dollar amount of invoices owing by a particular Account Debtor remains unpaid more than the number of days set forth in Section 9(a) of Annex 2 after the respective invoice dates thereof (the cross-age limit), then all Accounts owing by that Account Debtor shall be deemed ineligible;

(e) it is valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and is not subject to setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, or to any claim by such Account Debtor denying liability thereunder in whole or in part;

(f) it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;

(g) the Account Debtor thereunder is not a director, officer, employee or agent of a Borrower, or a Subsidiary or Affiliate of the Borrower;

(h) it is not an Account with respect to which the Account Debtor is the United States of America or any state or local government, or any department, agency or instrumentality thereof, unless the

Borrower assigns its right to payment of such Account to the Bank pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended, or any comparable state or local law, as applicable;

(i) it is not an Account with respect to which the Account Debtor is located in a state which requires the Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (i) receive a certificate of authority to do business and be in good standing in such state; or (ii) file a notice of business activities report or similar report with such state's taxing authority, unless (x) the Borrower has taken one of the actions described in clauses (i) or (ii); (y) the failure to take one of the actions described in either clause (i) or (ii) may be cured retroactively by the Borrower at its election; or (z) the Borrower has proven, to the Bank's satisfaction, that it is exempt from any such requirements under any such state's laws;

(j) the Account Debtor is located within the United States of America or in Canada (but excluding the Province of Quebec), and so long as such Account is denominated in Dollars;

(k) it is not an Account with respect to which the Account Debtor's obligation to pay is subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

(l) it is not an Account (i) with respect to which any representation or warranty contained in this Agreement is untrue; or (ii) which violates any of the covenants of the Borrower contained in this Agreement;

(m) it is not an Account which, when added to a particular Account Debtor's other indebtedness to the Borrower, exceeds the percentage specified in Section 9(d) of Annex 2 of all Accounts of the Borrower (the concentration limit); and

(n) it is not an Account with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by the Bank in its sole discretion.

"Entity Guarantor" shall mean Coffee Holding, Inc.

"Entity Loan Party" shall mean Borrower and Entity Guarantor.

"Environmental Laws" shall mean all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources, including CERCLA, the SWDA, the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), all regulations promulgated under any of the foregoing, all analogous Requirements of Law and Permits and any environmental transfer of ownership notification or approval statutes.

"Environmental Liabilities" shall mean all liabilities (including costs of Remedial Actions, natural resource damages and costs, fines, penalties, indemnities and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Entity Loan Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Group Member, whether on, prior to or after the date hereof.

"ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" shall mean, collectively, any Entity Loan Party, and any Person under common control, or treated as a single employer, with any Entity Loan Party, within the meaning of Section 414(b), (c), (m) or (o) of the Tax Code.

"ERISA Event" shall mean any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due, (h) the imposition of a lien under Section 412 of the Tax Code or Section 302 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the failure of a Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Tax Code or other Requirements of Law to qualify thereunder and (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

"Food Security Act" shall mean 7 U.S.C. Section 1631, and any successor statute thereto, together with each existing or future state statute or regulation establishing a "central filing system" (as defined in 7 U.S.C. Section 1631) that has been certified by the Secretary of the United States Department of Agriculture.

"Formation Documents" shall mean as to any Person which is (i) a corporation, the certificate or articles of incorporation of such Person, (ii) a limited liability company, the articles of organization or certificate of formation of such Person, (iii) a limited partnership, the certificate of limited partnership agreement of such Person, or (iv) any other form of entity or organization, the organizational documents analogous to the foregoing.

"GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination.

"Governmental Authority" shall mean any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

"Guarantor(s)" shall mean those Persons described as such in Annex 2.

Guaranty" shall mean any guaranty executed by a Guarantor in favor of the Bank (if more than one, the "Guaranties").

"Hazardous Material" shall mean any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

"Hedging Agreement" shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and other hedging agreements (including, without limitation, all "swap agreements" as defined in 11 U.S.C. § 101).

"Indebtedness" shall mean (A) all indebtedness for borrowed money or for the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), and all obligations under leases which are or should be, under GAAP, recorded as capital leases, in respect of which a Person is directly or contingently liable as borrower, guarantor, endorser or otherwise, or in respect of which a Person otherwise assures a creditor against loss; (B) all obligations for borrowed money or for the deferred purchase price of property or services secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including without limitation accounts receivable and contract rights) owned by a Person, whether or not such Person has assumed or become liable for the payment thereof; (C) indebtedness evidenced by bonds, debentures, notes or other similar instruments; (D) obligations and liabilities directly or indirectly guaranteed by such Person; (E) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person; (F) all obligations of such Person in respect of letters of credit or bankers' acceptances; (G) all obligations, contingent or otherwise of such Person as an account party or applicant in respect of letters of credit; and (H) all other liabilities and obligations which would be classified in accordance with GAAP as indebtedness on a balance sheet or to which reference should be made in footnotes thereto. The amount of any guarantee shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made and (b) the maximum amount for which the Person giving such guarantee may be liable pursuant to the terms of the agreement embodying such guarantee unless such primary obligation and the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such guarantee shall be such Person's maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

"Lien" shall mean any lien (statutory or other), mortgage, pledge, hypothecation, assignment, security interest, encumbrance, charge, claim, restriction on transfer or similar restriction or other security arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

"Loan Documents" shall mean this Agreement, the Notes (if any), any security agreements, pledge agreements or guaranties and any and all other documents, amendments or renewals executed and delivered in connection with any of the foregoing.

"Loan Party Taxes" shall mean any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including, without limitation, income taxes, real and personal property taxes, assessments and charges and all franchise, income, unemployment, retirement benefits, withholding, sales, F.I.C.A. and other taxes.

"Managing Person" shall mean with respect to any Person that is (i) a corporation, its board of directors, (ii) a limited liability company, its board of control, managing member or members or managers, (iii) a limited partnership, its general partner, (iv) a general partnership or a limited liability partnership, its managing partner or executive committee or (v) any other Person, the managing body thereof or other Person analogous to the foregoing.

"Material Adverse Effect" shall mean any act, omission, event or undertaking which, singly or together with one or more other acts, omissions, events or undertakings, could reasonably be expected to have a materially adverse effect upon (1) the business, assets, properties, liabilities, condition (financial or otherwise), results of operations or business prospects of any Entity Loan Party or (2) the ability of any Entity Loan Party to perform its obligations in a timely manner under this Agreement and the other agreements and instruments executed and delivered in connection herewith.

"Maturity Date" is defined in Annex 2.

"Multiemployer Plan" shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Entity Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

"Note" shall mean any promissory note evidencing a Loan.

"Obligation(s)" shall mean, without limitation, all loans, advances, indebtedness, bankers' acceptances, notes, reimbursement obligations, liabilities, rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, forward transactions, currency swap transactions, cross-currency rate swap transaction, currency options and amounts, liquidated or unliquidated, owing by any Entity Loan Party to the Bank or any Bank Affiliate at any time, of each and every kind, nature and description, whether arising under this Agreement, any of the Loan Documents or otherwise, and whether secured or unsecured, direct or indirect (that is, whether the same are due directly by any Entity Loan Party to the Bank or any Bank Affiliate; or are due indirectly by any Entity Loan Party to the Bank or any Bank Affiliate as endorser, guarantor or other surety, or as obligor of any obligations due third persons which have been endorsed or assigned to the Bank or any Bank Affiliate, or otherwise), absolute or contingent, due or to become due, now existing or hereafter arising or contracted, including, without limitation, payment when due of all amounts outstanding respecting any of the Loan Documents. Said term shall also include all interest and other charges chargeable to any Entity Loan Party or due from any Entity Loan Party to the Bank or any Bank Affiliate from time to time and all costs and expenses referred to in this Agreement. Without limitation, Obligation includes the Revolving Credit Facility established hereunder, and that certain revolving credit facility previously established for the benefit of Borrower and Entity Guarantor as co-borrowers.

"Organizational Documents" shall mean as to any Person which is (i) a corporation, the certificate or articles of incorporation and by-laws of such Person, (ii) a limited liability company, the articles of organization or certificate of formation and limited liability company agreement or similar agreement of such Person, (iii) a partnership, the partnership agreement or similar agreement of such Person and, in the case of a limited partnership, the certificate of limited partnership, or (iv) any other form of entity or organization, the organizational documents analogous to the foregoing.

"Patents" shall mean all of the following now owned or hereafter acquired by any Entity Loan Party: (i) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or

any similar offices in any other country and (ii) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use or sell the inventions disclosed or claimed therein.

"PBGC" shall mean the United States Pension Benefit Guaranty Corporation and any successor thereto.

"Pension Plan" shall mean any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Entity Loan Party or any ERISA Affiliate or to which any Entity Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

"Permit" shall mean, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Permitted Investments" shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent that such obligations are backed by the full faith and credit of the United States of America), in each case measuring within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor's Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor thereto, or from Moody's Investors Service, Inc. or any successor thereto;

(c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Bank or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000; and

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition.

"Permitted Liens" shall mean (A) Liens securing the Obligations hereunder, (B) Liens for taxes not yet due and payable, that remain payable without penalty or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained in accordance with GAAP, (C) Liens arising under Agricultural Lien Statutes and similar statutes, rules or regulations, (D) Liens of warehousemen and bailees for customary storage charges and fees, (E) purchase-money Liens covering solely equipment constituting capital assets owned or leased by any Entity Loan Party and the proceeds thereof and securing not more than $3,000 in purchase money Indebtedness, (F) Liens of a collecting bank on items in the course of collection arising under Section 4-208 of the Code, (G) pledges or cash deposits made in the ordinary course of business (i) in connection with workers' compensation, unemployment insurance or other types

of social security benefits (other than any Lien imposed by ERISA), (ii) to secure the performance of bids, tenders, leases (other than capital leases) sales or other trade contracts (other than for the repayment of borrowed money) or (iii) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation), (H) judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 6.1 and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings, (I) unexercised statutory or common law bankers' and brokers' liens and (J) Liens of landlords and mortgagees of landlords (arising by statute on fixtures and movable tangible property located on the real property leased or subleased from such landlord for amounts not yet due, that remain payable without penalty or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained in accordance with GAAP, and (K) additional Permitted Liens listed on Annex 3 (if any).

"Plan" shall mean any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by any Entity Loan Party or, with respect to any such plan that is subject to Section 412 of the Tax Code or Title IV of ERISA, any ERISA Affiliate.

"Person" or "party" shall mean individuals, partnerships, corporations, limited liability companies and all other entities.

"Property" shall mean all types of real, personal, tangible, intangible or mixed property.

"Release" shall mean any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

"Remedial Action" shall mean all actions required by applicable Environmental Laws to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

"Requirements of Law" shall mean, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Restricted Payment" shall mean, as to any Person, any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any shares of any class of equity securities of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares or any option, warrant or other right to acquire any such shares.

"Solvent" shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without

limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

"Stock" shall mean all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

"Subordination Agreement" shall mean a subordination agreement satisfactory in form and substance to the Bank and executed by a subordinated creditor in favor of the Bank (if more than one, the "Subordination Agreements").

"Subsidiary" shall mean, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person. Unless otherwise indicated, references to a "Subsidiary" mean a Subsidiary of an Entity Loan Party.

"Tax Code" shall mean the U.S. Internal Revenue Code of 1986, as amended.

"Third Party Agreement" shall mean any contract between any Entity Loan Party and one or more third parties.

"Title IV Plan" shall mean a Pension Plan or Plan.

"Trademarks" shall mean all of the following now owned or hereafter acquired by any Entity Loan Party: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office, any State of the United States or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

"Transactions" shall mean (a) the execution, delivery and performance by each Entity Loan Party of each Loan Document to which it is a party, (b) the making of the Credit Extensions and (c) the use of the proceeds of the Credit Extensions.

"Voting Stock" shall mean Stock of any Person having ordinary power to vote in the Managing Persons or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

"Wall Street Journal Prime Rate" shall mean the highest rate published from time to time by the Wall Street Journal as the "prime rate," or, in the event the Wall Street Journal ceases publication of the prime rate, the base, reference or other rate then designated by the Bank, in its sole and absolute discretion, for general commercial loan reference purposes, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto.

Accounting Terms and Principles and GAAP. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Borrower shall be given effect if such change would affect a calculation that measures compliance with any provision of this unless the Borrower and the Bank agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Agreement, certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.

Certain References. Unless otherwise expressly indicated, references (i) in this Agreement to an Exhibit, Annex, Schedule, Article, Section or clause refer to the appropriate Exhibit, Annex or Schedule to, or Article, Section or clause in, this Agreement and (ii) in any Loan Document, to (A) any agreement shall include, without limitation, all exhibits, schedules, appendixes and annexes to such agreement and, unless the prior consent of the Bank is not obtained, any modification to any term of such agreement, (B) any statute shall be to such statute as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative and (C) any time of day shall be a reference to New York time. Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term.

Code Terms All terms which are not defined herein but which are defined in the Code shall have the meanings given to them in the applicable Code.

Interpretation and Certain Terms. Except as set forth in any Loan Document, all accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term "property," which shall be interpreted as broadly as possible, including, in any case, cash, securities, other assets, rights under Contractual Obligations and Permits and any right or interest in any property). The terms "herein," "hereof" and similar terms refer to this Agreement as a whole. In the computation of periods of time from a specified date to a later specified date in any Loan Document, the terms "from" means "from and including" and the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including." In any other case, the term "including" when used in any Loan Document means "including without limitation." The term "documents" means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports. The term "incur" means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms "incurrence" and "incurred" and similar derivatives shall have correlative meanings.

ANNEX 2

SCHEDULE OF FACILITY INFORMATION

1. Reserved.

2. Interest Rate (Section 1.3(a))

(i) in the case of Revolving Loans, a rate per annum equal to the sum of Wall Street Journal Prime Rate.

(ii) in the case of other Obligations, a rate per annum equal to the sum of Wall Street Journal Prime Rate.

3. Conditions to Credit Extensions Prior to Initial Credit Extensions (Section 1.12):

Net Availability. Not Applicable.

Resolutions, Consents, and Other Documents. The Borrower shall have delivered, or caused to be delivered to Bank, or Bank shall have received the following, unless waived by the Bank:

a. this Agreement, and each of the other Loan Documents all properly executed;

b. any other documents to be executed and/or delivered by Borrower, the Entity Guarantor or any other Person pursuant to this Agreement;

c. certified copies of (i) resolutions of Borrower's and Entity Guarantor's board of directors or managers or managing members (as applicable) authorizing the execution, delivery and performance of this Agreement, and each of the other Loan Documents required to be delivered pursuant to this Agreement and (ii) Borrower's and Entity Guarantor's articles or certificate of incorporation and by-laws or certificate of formation and operating agreement, as applicable;

d. an incumbency certificate for Borrower and Entity Guarantor identifying all officers or managers or managing members, with specimen signatures, authorized to execute the Loan Documents;

e. insurance certificates in form satisfactory to the Bank;

f. all searches and certificates required by the Bank.

g. such opinion letter(s) of counsel as may be required by the Bank.

Conditions to Credit Extensions Subsequent to Initial Credit Extensions (Section 1.13):

None

4. Inspections (Sections 2.6 and 4.2)

Frequency: Provided that no Event of Default has occurred, (i) field examinations and Collateral audits and analyses will not be conducted more than one (1) time in any twelve-month period at the Borrower's expense and (ii) additional field examinations and Collateral audits and analyses may be conducted at the Lender's expense. After the occurrence and during the continuance of an Event of Default, there shall be no limit on the number of field examinations and Collateral audits and analyses that may be conducted at the Borrower's expense.

Cost: $850.00 per man per day plus out-of-pocket expenses.

5. Financial Statements (Section 3.12)

The Bank has received the following financial statements from the Borrower: Consolidated financial statement of Borrower and Entity Guarantor for fiscal years ends October 31, 3013 and October 31, 2014.

6. Operating and Deposit Accounts (Section 4.8)

The Borrower shall maintain all of its accounts, including operating and payroll accounts, with the Bank. Accounts which the Borrower may maintain at institutions other than the Bank, if any, are listed on Annex 3.

7. Insurance (Section 4.11)

The Borrower shall carry insurance issued by an insurer acceptable to Bank, in amounts acceptable to Bank without co-insurance, against all such liability, perils and hazards as are usually carried by entities engaged in the same or a similar business similarly situated or as may be required by Bank in its discretion.

8. Definition of Borrowing Base

"Borrowing Base" shall mean an amount not to exceed the following as shown on Bank's records at any time and as reported by the Borrower prior to each request for a Revolving Loan and in a Borrowing Base Certificate as required by this Agreement:

Up to 85% of Borrower's Eligible Accounts which are payable to Borrower not more than 60 days from the original date of invoice, or more than 30 days from due date, MINUS

such reserves as the Bank elects, in its sole discretion, to establish from time to time

9. Eligible Accounts

(a) Maximum days to maturity re invoices: 60 days after the date of the relevant invoice (see clause (d) of "Eligible Account")

(b) Maximum days past maturity re invoices: 30 days [(see clause (d) of "Eligible Account")]

(c) Maximum percentage of invoices with maturity longer than that set forth in

(a) above per Account Debtor: 25% [the cross-age limitation] (see clause (d) of "Eligible Account")

(d) Concentration limit: 25% (see clause (m) of "Eligible Account")

10. Guarantor:

Coffee Holding Co., Inc., a Nevada corporation

11. Maturity Date: The initial term of the Revolving Credit Facility (the "Initial Term") shall commence on the date of this Agreement and shall terminate on February 28, 2017. (the "Maturity Date"). If the Maturity Date shall fall on a day which is not a Business Day, the due date for payment hereunder shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.

12. Maximum Facility Amount

$3,000,000.00

13. Reserved

14. Reserved

15. Reserved

16. Fees

(a) Closing Fee. Not Applicable.

(b) Unused Line Fee. Not Applicable

(c) Annual Fee. Not Applicable.

(d) Letter of Credit Fee. Not Applicable

(e) Collateral Management Fee. Not Applicable

(f) Termination Fee. In the event that the Loan Facility is terminated by the Borrower at any time within the first year of the Initial Term, or if the Loan Facility is terminated by the Bank at any time within the first year of the Initial Term as a result of the occurrence of an Event of Default, the Borrower shall pay to the Bank a prepayment premium upon the occurrence of such event (a "Prepayment Event") equal to one half percent (0.5%) of the Maximum Facility Amount in effect as of the Prepayment Event.

(g) Overadvance Fee. If at any time an Overadvance exists, the Borrower shall pay to the Bank a fee equal to 1.0% of the highest Overadvance Amount during each month the Overadvance remains outstanding. The payment of such fee shall not limit the obligations of the Borrower or any of the Bank's rights or remedies hereunder or under the Loan Documents or otherwise.

(h) Lock-Box Fee. Not Applicable.

(i) Clearance Days. Not Applicable.

(j) Minimum Deposit. If the Borrower shall fail to maintain with the Bank during any calendar

quarter non-interest bearing deposits having net collected balances, after charges to compensate Bank for services rendered to Borrower, equal to at least an aggregate between Organic Products and Coffee Holding $250,000.00. Borrower shall pay to the Bank a fee equal to the amount of such deficit multiplied by a rate per annum equal to the sum of the average daily Wall Street Journal Prime Rate plus 3.00%.

(k) Remote Deposit Service Fees. Not Applicable

17. Reporting

17.1 Financial Statements. Borrower will furnish the following financial statements to the Bank, in each instance reflecting the combining of Coffee Holding and Organic Products for reporting purposes:

(a) Borrower shall provide to the Bank, within 120 days after the end of each fiscal year (October 31st) of Borrower, its balance sheet as at the end of such fiscal year, and its statement of income and retained earnings and statement of cash flow for such fiscal year, prepared on a consolidated and consolidating basis and certified in accordance with GAAP by independent certified public accountants of recognized standing selected by Borrower and satisfactory to the Bank. The Borrower's current certified public accountants are satisfactory to the Bank. Borrower shall submit with each financial statement required hereunder, a certificate reflecting Borrower's calculation of Borrower's compliance with all financial covenants required hereunder together with a certification by the chief financial officer of Borrower stating that there then exists no Event of Default under the Loan Documents and no event which, with the giving of notice or lapse of time, or both, would constitute an event of default under any of the Loan Documents or any other material agreement to which Borrower is a party ("Financial Statement Calculation and Certification"). The financial statements included in the Borrower's Annual Report Form 10K as filed with the SEC shall meet the requirements of this section 17(a).

(b) Borrower shall provide to the Bank, within 60 days after the end of each fiscal quarter of Borrower, its balance sheet as at the end of such quarter, and its statement of income and retained earnings and statement of cash flow for such quarter, prepared on a consolidated and consolidating basis and in accordance with GAAP and reviewed by the Borrower's independent certified public accountants of recognized standing selected by Borrower and satisfactory to the Bank. The Borrower's current certified public accountants are satisfactory to the Bank. Borrower shall submit a Financial Statement Calculation and Certification with each financial statement required hereunder. The financial statements included in the Borrower's Report Form 10Q as filed with the SEC shall meet the requirements of this section 17(b).

17.2 Other Reporting Requirements.

(a) Borrower shall provide to the Bank, within 120 days after the end of each fiscal year of Borrower, true and signed copies of federal tax returns, complete with schedules and attachments, filed by Borrower, except if filed earlier in which case Bank shall be furnished with such copies within 30 days of filing. If Borrower is on an extension for the filing of any tax return, Bank shall be furnished with, within 30 days of filing, a true copy of any such extension and, thereafter, Bank shall be provided with a true and signed copy of each such filed tax return, complete with all schedules and attachments within 10 days of filing.

(b) Borrower shall furnish to the Bank, on the last day of each month, a Borrowing Base Certificate;

(e) Borrower shall furnish to the Bank, on the last day of each month, an accounts receivable aging report in the form set forth in the Borrowing Base Certificate;

(f) Borrower shall furnish to the Bank, on the last day of each month, an accounts payable

report as of the last day of such month in form satisfactory to the Bank;

(g) Borrower shall furnish to the Bank, on the last day of each month, a detailed listing and summary of the Inventory on Borrower's books as of the close of the preceding month, and including quantities, values, and location;

(h) As soon as available to Borrower, but in any event within five (5) days after receipt by Borrower, Borrower shall furnish to the Bank a copy of any "management letter" provided to Borrower by its accountants; and

(i) Promptly following any request therefor, Borrower shall furnish to the Bank such other information regarding the operations, business affairs and financial condition of the Borrower, or compliance with the terms of the Loan Documents, as the Bank may reasonably request.

(j) Entity Guarantor will furnish to the Bank such financial statements and other reporting documents as are set forth in the loan documents executed by Entity Guarantor in connection with the separate revolving line of credit loan facility establish by the terms of that certain Loan and Security Agreement dated as of February 17, 2009 between Entity Guarantor and the Bank, as amended from time to time thereafter.

18. Financial Covenants

Financial Covenants. The Borrower will not at any time or during any fiscal period (as applicable) fail to be in compliance with any of the financial covenants set forth in this Annex. For purposes of testing compliance with financial covenants as prescribed herein, Coffee Holding and Organic Products shall be treated on a consolidated basis:

Definitions. The following definitions, if applicable, shall pertain to this Section of this Annex:

"Capital Expenditures" shall mean for any fiscal period, the aggregate of all expenditures, including that portion of Capital Leases attributable to that fiscal period, made for the acquisition of any fixed assets or improvements, replacements, substitutions or additions.

"Capital Lease" shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that is or should be accounted for as a capital lease on the balance sheet of that Person.

"Cash Interest Expense" shall mean, for any fiscal period, Interest Expense for such fiscal period, excluding any amount not payable in cash.

"Earnings" shall mean net income as defined under GAAP.

"EBITDA" shall mean, for any fiscal period, Earnings from continuing operations before payment of federal, state and local income taxes, plus Interest Expense, depreciation, amortization and other non-cash charges, to the extent deducted or added in computing Earnings, and without giving effect to extraordinary items, in each case for such fiscal period.

"Effective Net Worth" shall mean, as of the date of determination thereof, Total Assets, excluding all Intangible Assets and all loan receivables and other obligations payable to the Borrower less Total Liabilities excluding Subordinated Indebtedness, all calculated with respect to the Borrower.

"Fixed Charges" shall mean, for any fiscal period, the sum, without duplication, of the amounts determined for Borrower equal to (i) Cash Interest Expense, (ii) scheduled payments of principal on Total Debt, and (iii) taxes and Restricted Payments made in cash during such fiscal period.

"Fixed Charge Coverage Ratio" shall mean the ratio as of the last day of any fiscal period of (a) the sum of (i) EBITDA for such fiscal period then ending, minus (ii) unfinanced Capital Expenditures made during such fiscal period to (b) Fixed Charges for such fiscal period.

"Indebtedness" shall mean (A) all indebtedness for borrowed money or for the deferred purchase price of property or services, and all obligations under leases which are or should be recorded as capital leases, in respect of which a Person is directly or contingently liable as borrower, guarantor, endorser or otherwise, or in respect of which a Person otherwise assures a creditor against loss; (B) all obligations for borrowed money or for the deferred purchase price of property or services secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any lien upon property (including without limitation accounts receivable and contract rights) owned by a Person, whether or not such Person has assumed or become liable for the payment thereof; (C) indebtedness evidenced by bonds, debentures, notes or other similar instruments; (D) obligations and liabilities directly or indirectly guaranteed by such Person; (E) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person; (F) all obligations of such Person in respect of bankers' acceptance; (G) all obligations, contingent or otherwise of such Person as an account party or applicant in respect of letters of credit; and (H) all other liabilities and obligations which would be classified in accordance with GAAP as indebtedness on a balance sheet or to which reference should be made in footnotes thereto.

"Intangible Assets" shall mean, as of the date of determination thereof, assets that in accordance with GAAP are properly classifiable as intangible assets, including, but not limited to, goodwill, franchises, licenses, patents, trademarks, trade names and copyrights.

"Interest Expense" shall mean, for any fiscal period, the sum of total interest expense (including that portion attributable to Capital Leases and capitalized interest) of Borrower with respect to all outstanding Total Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under hedging, swap or similar agreements.

"Leverage" (Debt to Tangible Net Worth Ratio) shall have the meaning set forth in subsection (a) below.

"Senior Indebtedness" shall mean, as of the date of determination thereof, any amount of Indebtedness owing to the Bank (and/or any other lender approved by the Bank in writing in its sole discretion).

"Subordinated Indebtedness" shall mean, as of the date of determination thereof, all Indebtedness which has been subordinated in writing to the obligations owing to the Bank on terms and conditions acceptable to the Bank.

"Tangible Net Worth" shall have the meaning set forth in subsection (b) below.

"Total Assets" shall mean, as of the date of determination thereof, the total assets of the Borrower which would be classified in accordance with GAAP as assets on a balance sheet or to which reference should be made in footnotes thereto, all calculated with respect to the Borrower.

"Total Debt" shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Borrower.

"Total Liabilities" shall mean, as of the date of determination thereof, the total liabilities and obligations of the Borrower which would be classified in accordance with GAAP as liabilities on a balance sheet or to which reference should be made in footnotes thereto, all calculated with respect to the Borrower.

"Working Capital" shall have the meaning set forth in subsection (c) below

Covenants. The following covenants shall apply to this Revolving Credit Facility:

(a) Leverage (Debt to Tangible Net Worth Ratio). Borrower shall not permit the Leverage (Debt to Tangible Net Worth Ratio) of the combined operations of Organic Products and Coffee Holding to be greater than 2.00 to 1.00 at any time. In applying this covenant, In applying this ratio, the term "Debt" as numerator in the ratio equation shall mean the total liabilities of the Borrower whether demand, installment, contingent, secured, unsecured, guaranteed, endorsed, or assumed all determined in accordance with GAAP, less Subordinated Debt. The term "Tangible Net Worth" as denominator in the ratio equation shall have the same meaning as set forth in (b) below defining Tangible Net Worth.

(b) Tangible Net Worth. As of fiscal year end October 31, 2014, the Borrower shall have attained a Tangible Net Worth of not less than $10,899,000.00 and for each fiscal year thereafter, the Borrower shall maintain at all times during said fiscal year a Tangible Net Worth of not less than the Tangible Net Worth reflected on the prior fiscal year end reviewed financial statement; provided, however, for every fiscal year end after October 31, 2014, the Borrower's Tangible Net Worth at the fiscal year end shall not be less than the Tangible Net Worth as of the prior year end plus 50% of the Borrower's net profit for the current fiscal year.

(c) Working Capital. The Borrower shall maintain working capital of not less than $4,000,000 at all times. The term "Working Capital" hereunder is defined as the difference between Current Assets and Current Liabilities. "Current Assets" at a particular date, shall mean all cash, cash equivalents, accounts and inventory of Borrower and all other items which would, in conformity with GAAP, be included under current assets of Borrower as at such date; provided, however, that such amounts shall not include (a) any amounts for any Indebtedness owing by an Affiliate of Borrower, unless such Indebtedness arose in connection with the sale of goods or rendition of services in the ordinary course of business and would otherwise constitute current assets in conformity with GAAP, (b) any shares of stock issued by an Affiliate of Borrower, or (c) the cash surrender value of any insurance policy. "Current Liabilities" at a particular date, shall mean all amounts which would, in conformity with GAAP, be included under current liabilities on the balance sheet of Borrower, as at such date, but in any event including, without limitation, the amounts of (a) all indebtedness of Borrower payable on demand not more than twelve (12) months after such date, (b) any payments in respect of any Indebtedness of Borrower (whether installment, serial maturity, or otherwise) required to be made not more than twelve (12) months after such date, (c) all reserves in respect of liabilities or Indebtedness payable on demand not more than twelve (12) months after such date, and (d) all accruals for federal or other taxes measured by income payable within a twelve (12) month period.

(d) Net Profit. The Borrower shall not reflect a net profit of not less than $900,000, and shall not experience a net loss as of any fiscal year end as reflected in the Borrower's certified fiscal year end statements.

(e) Distributions. The Borrower shall not declare, pay or make any dividend distribution on any shares of the common stock or preferred stock of Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassification of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock of the Borrower. Anything to the contrary notwithstanding, the Borrower shall be permitted to acquire shares of the common stock or preferred stock of Borrower pursuant to its existing plan for such acquisition (which has been furnished to and reviewed by the Bank), provided that no acquisition of shares shall result in the occurrence of an Event of Default.

(f) Employee Loans. Borrower shall not make loans to employees in excess of the

aggregate amount of $25,000.00 in any fiscal year without the prior written consent of the Bank in its sole discretion.

(g) Intercompany Transactions. There shall be no inter-company transactions with any Non-Borrower Affiliates or Subsidiaries in excess of $750,000.00.

ANNEX 3

SCHEDULE OF BORROWER INFORMATION AND RELATED MATTERS

1. Additional Permitted Liens: None.

2. State of Formation of Borrower: Delaware

   State and Jurisdictions where Borrower is qualified to do business: Delaware; New York

3. Subsidiaries or Affiliates: None

4. Borrower maintains offices or has equipment, fixtures, inventory or accounts receivable records on Borrower controlled premises only at the following locations (includes all leased premises):

Address of Premises	Landlord	Landlord's Address
3475 Victory Boulevard Staten Island, New York 10314	Our Two Buddies,LLC TANJ Properties, LLC Waypoint Properties, LLC	

5. Litigation and Environmental Matters: None

6. The following third parties (warehousemen, consignees, bailees, etc.) have possession of Borrower assets such as inventory, equipment, or accounts receivable records:

Name of 3rd Party	Location of Company Assets	Mailing Address of 3rd Party
The Annex Consolidation Center	1345Dolittle Drive, Suite A San Leandro, CA 94577	1345Dolittle Drive, Suite A San Leandro, CA 94577
The Green Room	1302 29th Street NW Auburn, WA 98001	1302 29th Street NW Auburn, WA 98001
Continental Terminals	112 Port Jersey Blvd. Jersey City, NJ 07305	112 Port Jersey Blvd. Jersey City, NJ 07305
Continental Terminals	1032 Cavalier Blvd. Chesapeake, VA 23323	1032 Cavalier Blvd. Chesapeake, VA 23323
Pacorini Logistics (VA)	PGS – Norfolk Northgate 103 Industrial Drive Suffolk, VA 23435	PGS – Norfolk Northgate 103 Industrial Drive Suffolk, VA 23435
East Bay Logistic	25503 Industrial Blvd. Hayward, CA 94545	25503 Industrial Blvd. Hayward, CA 94545
Eland Inc.	5040 Timberlea Blvd. Mississauga, ON L4W 2S5 Canada	5040 Timberlea Blvd. Mississauga, ON L4W 2S5 Canada

Seaforth Supply Chain Solutions	3676 Bainbridge Ave. Burnaby, BC V5A 2T4 Canada	3676 Bainbridge Ave. Burnaby, BC V5A 2T4 Canada
Warehouse Operator name	54 Hackensack Ave. Kearny, NJ 07032	
Warehouse Operator name	101 Campus Drive Kearny, NJ 07032	
Warehouse Operator name	111 Port Jersey Blvd. Jersey City, NJ 07305	
Warehouse Operator name	112 Port Jersey Blvd. Jersey City, NJ 07305	
Warehouse Operator name	27700 Frontage Rd. La Junta, CO 81050	
Warehouse Operator name	6400 West Snowville Rd. Brecksville, OH 44141	

7. Alternate or Fictitious Names or Trade Names: None

8. Ownership Interests:

   Owners of Stock/Membership Interest of Borrower: Coffee Holding, Inc.

   Owners of Stock Interests of Entity Guarantor: Publicly Traded

9. Management:

   Managers of Borrower: Andrew Gordon; David Gordon

   Officers of Entity Guarantor: Andrew Gordon – President; David Gordon -Secretary

10. Copyrights, Patents, Trade Marks, Service Marks, or Other Intellectual Property: None

11. Commercial Tort Claims: None

12. Bank accounts maintained at institutions other than the Bank: None

13. Borrower's Federal Tax Identification Number and State Organizational Identification Number for UCC Purposes, if applicable:

    Fed. ID. 80-0583656
    State issued identification number:

14. Subordinated Debt ($0.00) (Section 2.10)

DRAFT:KGP(3/2/15)